                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  CROP GROWERS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         common stock, par value $.01 per share
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         6,145,104 shares and stock option settlements with respect to 461,369 shares
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $10.25 per share purchased ($62,987,316) and average option spread of $1.89 per share ($872,365)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $63,860,801
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $12,772
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         $12,772
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Schedule 13E-3
         -----------------------------------------------------------------------
     (3) Filing Party:
         Joint - Crop Growers Corporation, Fireman's Fund Insurance Company and CG Acquisitions Corp.
         -----------------------------------------------------------------------
     (4) Date Filed:
         May 8, 1997
         -----------------------------------------------------------------------

                            CROP GROWERS CORPORATION
                              10895 LOWELL AVENUE
                                   SUITE 300
                          OVERLAND PARK, KANSAS 66210

                                                                    May   , 1997

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Crop Growers Corporation (the "Company") to be held at the offices of the
Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on            ,
June   , 1997 at 9:00 a.m. local time (the "Special Meeting"). A Notice of the
Special Meeting, a Proxy Statement, related information about the Company and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock (the "Common Stock") and Series A Convertible Preferred Stock (the "Preferred Stock") as of May , 1997 are entitled to notice of and to vote at the Special Meeting.

    At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), by and among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and a wholly owned merger subsidiary of Fireman's Fund, pursuant to which the merger subsidiary will be merged with and into the Company (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of the Common Stock will be converted into the right to receive $10.25 in cash, and holders of options to acquire shares of the Common Stock will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as one class. Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

    Thank you for your interest and participation.

                                          Sincerely,
                                          Lawrence T. Martinez
                                          CHIEF EXECUTIVE OFFICER

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
        INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            CROP GROWERS CORPORATION
                              10895 LOWELL AVENUE
                                   SUITE 300
                          OVERLAND PARK, KANSAS 66210

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON             , JUNE   , 1997

                             ---------------------

To Stockholders of Crop Growers Corporation:

    A special meeting of the stockholders of Crop Growers Corporation, a Delaware corporation (the "Company"), will be held at the offices of the
Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on            ,
June   , 1997 at 9:00 a.m. local time (the "Special Meeting"), to consider and act upon the following matters:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and CG Acquisitions Corp., a Delaware corporation and wholly owned subsidiary of Fireman's Fund (the "Merger Subsidiary"), pursuant to which, among other things, (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), (ii) each outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") will be converted into the right to receive $10.25 in cash, and (iii) holders of options to acquire shares of the Common Stock will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

    Only holders of record of the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred
Stock") at the close of business on May   , 1997 are entitled to notice of and
to vote at the Special Meeting. Fireman's Fund, which has the right to acquire approximately 22.9% of the outstanding shares of Common Stock and owns all of the outstanding shares of the Preferred Stock (together representing approximately 29.6% of the combined voting power of the Common Stock and the Preferred Stock) has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of the Common Stock and the Preferred Stock in favor of the Merger. See the discussion in the accompanying Proxy Statement with respect to the "Consent Agreement" under the caption "THE MERGER--FACTORS TO BE CONSIDERED--Relationship Between the Company and Fireman's Fund--Transactions and Agreements."

    Holders of the Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Section 262 of the Delaware General Corporation Law (the "DGCL") have the right to object to the Merger Agreement and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of the rights of holders of Dissenting Shares, see Section 262 of the DGCL, a copy of which is attached as Exhibit C to the accompanying Proxy Statement. In addition, a description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "RIGHTS OF DISSENTING STOCKHOLDERS" in the Proxy Statement.

    Your attention is directed to the Proxy Statement, the Exhibits thereto and the other materials relating to the Company that have been mailed to you herewith for more complete information regarding the Merger Agreement and the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors
                                          David E. Hill
                                          SECRETARY

Overland Park, Kansas
May   , 1997

    YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                            CROP GROWERS CORPORATION

                                PROXY STATEMENT

                               ------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON              , JUNE   , 1997

                            ------------------------

    This Proxy Statement is being furnished to the stockholders of Crop Growers Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at a special meeting of stockholders of the Company to be held at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on
           , June   , 1997 at 9:00 a.m. local time, and any adjournments or
postponements thereof (the "Special Meeting"). At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), by and among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and CG Acquisitions Corp., a Delaware corporation and wholly owned subsidiary of Fireman's Fund (the "Merger Subsidiary"), pursuant to which, among other things (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), with the result that the Company will become a wholly owned subsidiary of Fireman's Fund, (ii) each outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), except those shares as to which dissenters' rights have been perfected ("Dissenting Shares"), will be converted into the right to receive $10.25 in cash, and (iii) holders of options to acquire shares of the Common Stock of the Company will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Stockholders."

    This Proxy Statement is accompanied by copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. These materials are specifically incorporated by reference in this Proxy Statement and are included to aid stockholders in their consideration of the Merger.

    Only holders of record of the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") at the close of business on [the record date, to be established pursuant to Section 15 of the Merger Agreement] are entitled to notice of and to vote at the Special Meeting. This Proxy Statement is first being sent to stockholders on
or about May   , 1997.

                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
        INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

SUMMARY....................................................................................................           1
  Date, Time and Place of Special Meeting..................................................................           1
  Record Date; Stockholders Entitled to Vote; Quorum.......................................................           1
  Purpose of the Meeting...................................................................................           1
  The Merger...............................................................................................           1
  Effective Time of the Merger.............................................................................           2
  Voting of Shares Owned by Fireman's Fund.................................................................           2
  Recommendation of the Company's Board of Directors.......................................................           2
  Opinion of Financial Advisor.............................................................................           2
  Interests of Certain Persons in the Merger...............................................................           3
  Federal Income Tax Consequences..........................................................................           3
  Additional Factors to be Considered......................................................................           3
  Payment for Shares and Options...........................................................................           3
  Dissenters' Rights.......................................................................................           3
  Regulatory Approvals.....................................................................................           3
  The Company..............................................................................................           4
  Fireman's Fund...........................................................................................           4
  Market Price and Dividend Data...........................................................................           4
  Selected Consolidated Financial Data.....................................................................           6

THE SPECIAL MEETING........................................................................................           7
  General..................................................................................................           7
  Proposal to be Considered at the Special Meeting.........................................................           7
  Record Date; Stockholder Approval........................................................................           7
  Proxies..................................................................................................           8

THE MERGER--FACTORS TO BE CONSIDERED.......................................................................           8
  Background of the Merger.................................................................................           8
  Purpose and Structure of the Merger......................................................................          13
  Recommendation of the Company's Board of Directors.......................................................          13
  Opinion of Financial Advisor.............................................................................          15
  Perspective of Fireman's Fund on the Merger..............................................................          20
  Plans for the Company After the Merger...................................................................          20
  Certain Effects of the Merger............................................................................          21
  Relationship Between the Company and Fireman's Fund......................................................          21
  Interests of Certain Persons in the Merger...............................................................          24
  Sources and Uses of Funds................................................................................          25
  Certain Federal Income Tax Consequences..................................................................          25
  Public Offerings and Repurchases of Common Stock.........................................................          26
  Regulatory Approvals.....................................................................................          27

THE MERGER AGREEMENT.......................................................................................          27
  General..................................................................................................          27
  Effective Time...........................................................................................          28
  Consideration To Be Received by Stockholders.............................................................          28
  Payment for Shares and Options...........................................................................          28
  Operations of the Company Prior to the Merger............................................................          29
  Conditions to Consummation of the Merger.................................................................          30
  Termination..............................................................................................          30
  Termination Fee..........................................................................................          31
  Accounting Treatment.....................................................................................          31

                                                                                                                PAGE
                                                                                                                -----
RIGHTS OF DISSENTING STOCKHOLDERS..........................................................................          31

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS................................................          34
  Stock Ownership..........................................................................................          34
  Transactions by Certain Persons in Common Stock..........................................................          35

MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY........................................          36
  The Company..............................................................................................          36
  Fireman's Fund and Affiliates............................................................................          36
  The Merger Subsidiary....................................................................................          38
  Certain Proceedings......................................................................................          38

STOCKHOLDER PROPOSALS......................................................................................          39

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          39

INFORMATION INCORPORATED BY REFERENCE......................................................................          39

AVAILABLE INFORMATION......................................................................................          39

ADDITIONAL INFORMATION.....................................................................................          39

EXHIBIT A--Agreement and Plan of Merger....................................................................         A-1

EXHIBIT B--Opinion of Dean Witter Reynolds Inc.............................................................         B-1

EXHIBIT C--Provisions of Delaware General Corporation Law Relating to Appraisal Rights.....................         C-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, IN THE MATERIALS ACCOMPANYING THIS PROXY STATEMENT, IN THE EXHIBITS HERETO AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT AND ACCOMPANYING MATERIALS CAREFULLY.

DATE, TIME AND PLACE OF SPECIAL MEETING

    A Special Meeting of Stockholders of Crop Growers Corporation will be held
on        , June   , 1997 at 9:00 a.m. local time at the offices of the Company,
10895 Lowell Avenue, Suite 300, Overland Park, Kansas.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM

    Only holders of record of shares of the Common Stock and the Preferred Stock at the close of business on [the record date, to be established pursuant to
Section 15 of the Merger Agreement] (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, there were [approximately 7,972,551] shares of Common Stock outstanding, held of record by approximately [approximately 110] stockholders, and 10,000 shares of Preferred Stock outstanding, all of which are owned by Fireman's Fund. The holders of Common Stock and the holder of the Preferred Stock will vote together as one class with respect to the matters to be voted upon at the Special Meeting, with each share of Common Stock entitled to one vote and the 10,000 shares of Preferred Stock entitled to a total of 754,717 votes. See "THE SPECIAL MEETING--Record Date; Stockholder Approval." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the combined voting power of the outstanding shares of the Common Stock and the Preferred Stock is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE MEETING

    At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. See "THE SPECIAL MEETING--Proposal To Be Considered at the Special Meeting." The Merger Agreement provides for the merger of the Merger Subsidiary with and into the Company, with the result that the Company, as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Fireman's Fund. See "THE MERGER AGREEMENT--General."

THE MERGER

    Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, with the Company being the Surviving Corporation. Each outstanding share of Common Stock (except Dissenting Shares) will be converted into the right to receive $10.25 in cash, without interest, and holders of options to acquire shares of the Common Stock of the Company will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Stockholders." After the Merger, Fireman's Fund will own all of the outstanding shares of capital stock of the Surviving Corporation. The shares of the Common Stock will no longer be traded on the Nasdaq National Market and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "THE MERGER--FACTORS TO BE CONSIDERED--Certain Effects of the Merger."

    Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as one class. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."

    The Merger is subject to various closing conditions, including state insurance regulatory approvals and the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of the Company. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

    The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of a Certificate of Merger with the Delaware Secretary of State, notwithstanding approval of the Merger Agreement by the stockholders of the Company. The Merger Agreement requires the Company to pay Fireman's Fund a termination fee of $2.4 million plus a sum equal to the amount of certain transaction costs incurred by Fireman's Fund if the Merger is not consummated and (a) the Merger Agreement has not been terminated by the mutual written consent of the parties, (b) Fireman's Fund has complied with all its obligations under the Merger Agreement, and (c) if the termination is the result of failure of the stockholders of the Company to approve the Merger, the Company enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, recapitalization, sale of assets, sale of its securities or a similar transaction involving a change in control of the Company. See "THE MERGER AGREEMENT-- Termination" and "--Termination Fee."

EFFECTIVE TIME OF THE MERGER

    Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur as soon as practicable after the Special Meeting. See "THE MERGER AGREEMENT--Effective Time."

VOTING OF SHARES OWNED BY FIREMAN'S FUND

    The Board of Directors of Fireman's Fund, which has the right to acquire approximately 22.9% of the issued and outstanding shares of the Common Stock and owns all of the issued and outstanding shares of the Preferred Stock (together representing 29.6% of the combined voting power of the Common Stock and the Preferred Stock), has approved the Merger and has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of the Common Stock and the Preferred Stock in favor of the Merger. See the discussion with respect to the "Consent Agreement" under the caption "THE MERGER--FACTORS TO BE CONSIDERED-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Because Fireman's Fund is entitled to vote substantially less than 50.0% of the combined voting power of the outstanding shares of the Common Stock and the Preferred Stock, approval of the Merger is not assured as a result of the voting power held by Fireman's Fund. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Board of Directors of the Company has determined that the Merger is fair from a financial point of view to and in the best interests of the Company's stockholders (other than Fireman's Fund). The Board of Directors has approved the Merger Agreement and recommends that stockholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "THE MERGER--FACTORS TO BE CONSIDERED--Recommendation of the Company's Board of Directors."

OPINION OF FINANCIAL ADVISOR

    On March 5, 1997, Dean Witter Reynolds Inc. ("Dean Witter") delivered a written opinion to the Board of Directors of the Company to the effect that the cash consideration to be received by the holders of the Common Stock (other than Fireman's Fund and its affiliates) in connection with the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Dean Witter dated March 5, 1997 is attached as Exhibit B to this Proxy Statement. Stockholders of the Company are urged to read the opinion of Dean Witter in its entirety. For discussion of the factors considered and assumptions made by Dean Witter in reaching its opinion, see "THE MERGER--FACTORS TO BE CONSIDERED--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain officers and directors of the Company have interests in connection with the consummation of the Merger that may conflict with the interests of the Company's stockholders. See "THE MERGER--FACTORS TO BE CONSIDERED--Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of the Common Stock for cash by each holder of the Common Stock (including any holder of Dissenting Shares). The amount of gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by such stockholder in connection with the Merger for his or her shares of Common Stock (including Dissenting Shares) and such stockholder's tax basis in such shares of Common Stock at the Effective Time. See "THE MERGER--FACTORS TO BE CONSIDERED--Certain Federal Income Tax Consequences."

ADDITIONAL FACTORS TO BE CONSIDERED

    Stockholders of the Company should also consider the additional special factors discussed elsewhere in this Proxy Statement under the caption "THE MERGER--FACTORS TO BE CONSIDERED."

PAYMENT FOR SHARES AND OPTIONS

    As promptly as possible after the Effective Time, instructions will be furnished to holders of shares of the Common Stock regarding procedures to be followed to surrender their certificates and receive payment for their shares. Instructions will also be furnished to holders of options to purchase the Common Stock concerning their rights, if any, to receive payments in settlement of the options and procedures to be followed to exercise those rights. See "THE MERGER AGREEMENT--Payment for Shares and Options."

DISSENTERS' RIGHTS

    Under the Delaware General Corporation Law (the "DGCL"), any holder of the Common Stock who does not vote in favor of the Merger and who strictly complies with the procedural requirements of Section 262 of the DGCL, the full text of which is attached as Exhibit C to this Proxy Statement, will have the right to object to the Merger Agreement and make written demand for the payment of the "fair value" of such holder's shares of the Common Stock. See "RIGHTS OF DISSENTING STOCKHOLDERS."

REGULATORY APPROVALS

    The approvals of insurance regulatory authorities in Kansas and certain other states are required before the Merger may be consummated. Applications for such approvals have been made, but approvals have not yet been received. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The Company and Fireman's Fund submitted the filings required under the HSR Act on May 2 and May 1, 1997, respectively. See "THE MERGER--FACTORS TO BE CONSIDERED--Regulatory Approvals."

THE COMPANY

    The Company is a leading marketer and servicer of crop insurance. It markets and services federal multi-peril crop insurance ("MPCI"), private crop hail insurance and other insurance products underwritten primarily by Fireman's Fund, as well as its own property and casualty insurance company subsidiaries. The Company also markets a variety of farm-related software products. The Company's principal source of revenues is fees for servicing policies and premiums that are generated for Fireman's Fund through the Company's agency network. In addition, the Company has underwriting gains and losses generated through its insurance company subsidiaries.

    The principal executive office of the Company is located at 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210, and the Company's telephone number is (913) 338-7800.

FIREMAN'S FUND

    Fireman's Fund is one of the top 20 property and casualty insurance companies in the United States, with total assets of $16.6 billion and gross premiums written of $4 billion. The 134-year old Fireman's Fund is assigned an "A" rating from A.M. Best Company and an "Aa1" rating from Moody's. Fireman's Fund has 8,157 employees who operate out of 40 major offices, distributing business and personal lines insurance through approximately 6,000 independent agents.

    The principal executive office of Fireman's Fund is located at 777 San Marin Drive, Novato, California 94998, and its telephone number is (415) 899-2000.

    Fireman's Fund is a wholly owned subsidiary of Allianz of America, Inc. ("AZOA"). Allianz Aktiengesellschaft Holding ("AZ AG") holds 90% of the voting securities of AZOA. AZ AG's business address is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany. AZOA's business address is 55 Green Farms Road, Westport, Connecticut 06881.

MARKET PRICE AND DIVIDEND DATA

    The Common Stock is traded on the Nasdaq National Market under the symbol "CGRO." The following table sets forth the high and low trading prices per share of the Common Stock on the Nasdaq National Market for the periods indicated.

                                                                               HIGH        LOW
                                                                             ---------  ---------
1995
  First Quarter............................................................  $   28.00  $   14.00
  Second Quarter...........................................................      33.00      11.25
  Third Quarter............................................................      16.75      13.19
  Fourth Quarter...........................................................      15.00      11.50

1996
  First Quarter............................................................  $   16.25  $    6.00
  Second Quarter...........................................................      11.75       7.00
  Third Quarter............................................................      10.50       6.88
  Fourth Quarter...........................................................       7.88       5.88

1997
  First Quarter............................................................  $   10.00  $    6.13
  Second Quarter (through May 5)...........................................       9.88       9.50

    On February 14, 1997, the last full day of trading prior to the announcement by the Company that certain stockholders of the Company intended to sell their shares of Common Stock for $10 per share, which were approximately 23% of the shares of the Common Stock then outstanding (see "THE MERGER--FACTORS TO BE CONSIDERED--Relationship Between the Company and Fireman's Fund"), the reported high and low trading prices per share of the Common Stock were $8.00 and $7.00, respectively. On March 5, 1997, the last full day of trading prior to the announcement by the Company that it had entered into an agreement with Fireman's Fund relating to the Merger, such reported high and low trading prices per share of the Common Stock were $8.88 and $8.50, respectively. On May 5, 1997, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $9.75 and $9.69, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.

    The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any such dividend in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below is a summary of selected consolidated financial data with respect to the Company excerpted or derived from the information contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995 and 1994, and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1997 and March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "AVAILABLE INFORMATION." In addition, copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 accompany each copy of this Proxy Statement being provided to stockholders and are incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

                                                        QUARTER ENDED MARCH
                                                                31,                          YEAR ENDED DECEMBER 31,
                                                        --------------------  -----------------------------------------------------
                                                          1997       1996       1996       1995       1994       1993       1992
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (UNAUDITED)

                                                                       (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service fees........................................  $          $  66,935  $ 104,602  $  85,025  $  48,100  $  26,733  $  19,122
  Premiums earned and other income....................                   117      4,309        701      2,203        524     --
  Investment income...................................                   562      2,255      2,163      1,397        587        323
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues....................................                67,614    111,166     87,889     51,700     27,844     19,445
Expenses:
  Agent commissions and other direct costs............                46,629     71,082     52,612     30,475     20,203     14,065
  Losses incurred and other expenses..................                    97      2,420     (2,013)     1,428     --         --
  General and administrative expenses.................                 8,579     33,699     28,886     11,526      5,765      4,882
  Restructuring and non-core expenses.................                --          6,510     --         --         --         --
  Legal matters.......................................                --          7,458     --         --         --         --
  Interest expense....................................                   834      1,478        859        394        431        505
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Expenses....................................                56,139    122,647     80,344     43,823     26,399     19,452
Income (loss) before income taxes and minority
  interest............................................                11,475    (11,481)     7,545      7,877      1,445
  Income taxes........................................                (4,503)     3,345     (2,943)    (2,274)    --         --
  Minority interest...................................                --            (67)      (307)      (279)    --         --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss).................................                 6,972     (8,203)     4,295      5,324      1,445
Redeemable preferred stock dividend...................                --           (239)    --         --         --         --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) attributable to common stock....  $          $   6,972  $  (8,442) $   4,295  $   5,324  $   1,445  $
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro Forma Data (1):
  Historic net income (loss)..........................  $          $  --      $  --      $  --      $   5,324  $   1,445  $
  Pro forma provision for income taxes................                --         --         --           (281)      (542)         3
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income (loss).........................  $          $  --      $  --      $  --      $   5,043  $     903  $
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income per common share...............  $          $  --      $  --      $  --      $     .91  $     .22  $  --
Net income (loss) per common share....................  $          $     .84  $   (1.04) $     .51  $  --      $  --      $  --
Ratio of earnings to fixed charges....................                 14.76     --    (2)      9.79    --        --         --
Weighted average common shares outstanding............                 8,348      8,109      8,353      5,562      4,074     --

                                                       MARCH 31,                             DECEMBER 31,
                                                 ---------------------  -------------------------------------------------------
                                                    1997       1996        1996        1995       1994       1993       1992
                                                 ----------  ---------  -----------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)

                                                                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
BALANCE SHEET DATA:
Total assets...................................  $           $ 319,299  $   158,929  $ 153,465  $  88,175  $  35,230  $  20,337
Long-term debt, excluding current
  installments.................................                  3,838        2,654      3,374      1,978      1,621        618
Redeemable preferred stock.....................      10,000(3)    --         10,000(3)    --       --          3,250     --
Stockholders' equity...........................                 50,935       33,752     44,342     38,669      1,960      1,176
Book value per share...........................              $    6.25  $      4.23  $    5.43  $    4.78  $     .55  $     .33

------------------------------

(1) Reflects federal and state income taxes as if the Company's subsidiaries had not been treated as S Corporations during periods prior to the Company's initial public offering in June 1994.

(2) In 1996, earnings were inadequate to cover fixed charges by $11,818,303.

(3) Represents issuance of the Preferred Stock to Fireman's Fund in July 1996.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for a Special Meeting of
Stockholders to be held on June   , 1997 at 9:00 a.m. local time at the offices
of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, and at any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "--Proxies" below.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, the separate corporate existence of the Merger Subsidiary will cease, and the Company will be the Surviving Corporation. At the Effective Time, each outstanding share of the Common Stock (except Dissenting Shares) will be converted into the right to receive $10.25 in cash, and holders of options to acquire shares of the Common Stock of the Company will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Section 262 of the DGCL, but after the Effective Time such shares will not represent any interest in the Surviving Corporation other than the right to receive such cash payment. See "RIGHTS OF DISSENTING STOCKHOLDERS." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

    In addition to approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of the Company may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement. It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

RECORD DATE; STOCKHOLDER APPROVAL

    Only holders of record of the Common Stock and the Preferred Stock at the close of business on [the record date, to be established pursuant to Section 15 of the Merger Agreement] are entitled to notice of and to vote at the Special Meeting. On that date, there were [approximately 7,972,551] shares of Common Stock outstanding, which were held of record by [approximately 110] stockholders, and 10,000 shares of Preferred Stock outstanding, all of which are held of record by Fireman's Fund. Each share of Common Stock entitles its holder to one vote, and the holder of the Preferred Stock is entitled to a total of 754,717 votes, concerning all matters properly coming before the Special Meeting. A majority of the combined voting power of the shares of the Common Stock and the Preferred Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (I.E. shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger. The Merger must be approved by the holders of at least a majority of the combined voting power of all outstanding shares of the Common Stock and the Preferred Stock. Fireman's Fund, which has the right to acquire approximately 22.9% of the issued and outstanding shares of the Common Stock and owns all of the issued and outstanding shares of the Preferred Stock (together representing approximately 29.6% of the combined voting power of the Common Stock and the Preferred Stock), has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of Common Stock and Preferred Stock in favor of the Merger. See the discussion with respect to the "Consent Agreement" under the caption "THE MERGER--FACTORS TO BE CONSIDERED--Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Because Fireman's Fund is entitled to vote substantially less than 50.0% of the combined voting power of all outstanding shares of Common Stock and Preferred Stock, approval of the Merger is not assured as a result of the voting power held by Fireman's Fund.

PROXIES

    Any Company stockholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock and the Preferred Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

    A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail and by the Company's agent for such purposes, W.F. Doring & Company (the "Proxy Solicitation Agent"). Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                      THE MERGER--FACTORS TO BE CONSIDERED

BACKGROUND OF THE MERGER

    HISTORY OF RELATIONSHIP BETWEEN THE COMPANY AND FIREMAN'S FUND. The Company and Fireman's Fund first entered into a business and contractual relationship in 1995. Effective for the 1995 crop year (beginning July 1, 1994), the Company and Fireman's Fund entered into agreements pursuant to which Fireman's Fund agreed to write a portion of the federal multi-peril crop insurance ("MPCI") policies serviced by the Company, and the Company agreed to provide the services and administration relating to such policies. For a description of those agreements, see "--Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship" below.

    In April 1996, representatives of the Company and Fireman's Fund began discussing the possibility of expanding their business relationship in a manner such that Fireman's Fund would become the primary writer of the Company's crop insurance business and would also make an investment in the Company. On July 10, 1996, the Company and Fireman's Fund entered into a stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which Fireman's Fund purchased, for $10 million in cash, 10,000 shares of the Company's Preferred Stock. The Preferred Stock is convertible into 754,717 shares of the Company's Common Stock (at the time of purchase and assuming conversion, approximately 8.6%). Under the terms of the Preferred Stock Purchase Agreement, Fireman's Fund has the right to select one nominee for election to the Company's Board of Directors. Fireman's Fund selected John M. Meuschke, Fireman's Fund's Senior Vice President in charge of its Central States Region, as its representative on the Board of Directors.

    At the same time, the Company and Fireman's Fund entered or agreed to enter into new agreements relating to MPCI, crop hail insurance and farm and ranch insurance under which Fireman's Fund obtained the right to underwrite substantially all of such insurance originated by the Company other than the portion underwritten by the Company's subsidiaries. Also as a part of this transaction, and in connection with discussions among the Company, Fireman's Fund and the Federal Crop Insurance Corporation (the federal agency that administers the MPCI program, the "FCIC") related to the Company's indictment in an action brought by the Independent Counsel investigating the affairs of former Secretary of Agriculture, Mike Espy (see "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--Certain Proceedings"), Fireman's Fund assumed the Company's standard reinsurance agreement with the FCIC that had previously been held by one of the Company's insurance company subsidiaries, and agreed to service the Company's MPCI business in the event the Company was unable to participate in the MPCI program.

    For a description of the agreements discussed above, see "--Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship" and "--Transactions and Agreements" below.

    FINANCIAL ADVISOR. In January 1996, the Company engaged Dean Witter to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters, including a possible merger or sale of the Company. Dean Witter was the Company's financial advisor in connection with the expansion of its business relationship with Fireman's Fund in July 1996 and the related investment in the Company by Fireman's Fund. From time to time, representatives of Dean Witter have had discussions with senior management of the Company and the Company's Board of Directors concerning the Company's potential strategic alternatives. Such discussions have been general in nature and did not result in any formal actions by the Company's Board of Directors, except as described below.

    DISCUSSIONS WITH THIRD PARTY. In October 1996, the Company was approached by a third party ("Party X") involved in the crop insurance industry, which indicated a desire to hold discussions with Company management relating to possible strategic transactions involving the Company and Party X. The initial discussions that ensued were general in nature and related principally to general economic and other issues facing the crop insurance industry. The Company continued general discussions with Party X intermittently until February 1997 to determine whether a transaction would be possible. The parties did not exchange confidential information.

    CONTACTS AND NEGOTIATIONS WITH FIREMAN'S FUND. On January 20, 1997, a representative of Dean Witter contacted Mr. Meuschke, Fireman's Fund's representative on the Company's Board of Directors, to determine whether Fireman's Fund had an interest in expanding its relationship with the Company, particularly in light of the Company's recent discussions with Party X. Mr. Meuschke indicated that Fireman's Fund's principal interest was to protect its investment in and contracts with the Company. Lawrence T. Martinez, the Chief Executive Officer of the Company, and Mr. Meuschke had a telephone conference the same day, in which Mr. Meuschke gave Mr. Martinez similar information.

    On January 21, 1997, the Company settled the charges brought against it by the Independent Counsel investigating the affairs of former Secretary of Agriculture, Mike Espy. Management of the Company believed that the case had created a significant impediment to any strategic transaction involving the Company. See "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--Certain Proceedings."

    On January 27, 1997, Paul T. Horn, the Chairman of the Board of the Company, spoke to Carl Lindner, the Chairman of the Board of American Financial Group, who had called Mr. Horn to inquire whether Mr. Horn knew whether John Hemmingson or Gary Black, former executives of the Company, or Kramer Spellman LP, an institutional stockholder, might be interested in selling their Company stock. American Financial Group's subsidiary, Great American Insurance Company ("Great American"), serviced approximately $75 million of MPCI premiums in the 1996 crop year. At that time, Mr. Hemmingson, Mr. Black and Kramer Spellman LP owned approximately 15%, 9% and 10%, respectively, of the outstanding Common Stock of the Company.

    On January 29, 1997, at a meeting of the Company's Board of Directors that was also attended by a representative of Dean Witter, the members of the Board discussed recent events, including those described above and certain other discussions that had occurred between representatives of the Company and Party
X. In response to a question, Mr. Meuschke informed the Board that Fireman's Fund would be interested in exploring its options regarding an expanded relationship with the Company if the Board decided to explore more aggressively the possibility of entering into a strategic transaction.

    On February 4 and 5, 1997, Mr. Martinez and Mr. Meuschke discussed, generally, the possibility of a transaction involving the Company, Fireman's Fund's and Party X. They also discussed, generally, the possibility of Fireman's Fund deciding to expand its relationship with the Company.

    On February 15, 1997, Mr. Meuschke telephoned Mr. Martinez to inform him that Fireman's Fund had received notice from Mr. Hemmingson, pursuant to Fireman's Fund's right of first refusal agreement with him, offering his 1,145,703 shares of stock to Fireman's Fund and informing Fireman's Fund that he had an agreement to sell his stock to Great American for $10 per share. The notice indicated that Mr. Black also had an agreement to sell his 681,774 shares of stock to Great American. Mr. Meuschke stated that Fireman's Fund was analyzing the issues presented by the proposed sales. The right of first refusal agreements provided that Fireman's Fund had 20 days to respond if it wished to exercise its rights to purchase the offered stock. For a description of the right of refusal agreements, see "--Relationship between the Company and Fireman's Fund--Transactions and Agreements" below. Mr. Lindner telephoned Mr. Horn the same day to inform him of Great American's agreements to purchase all of the stock of the Company owned by Messrs. Hemmingson and Black (the "Hemmingson and Black Stock").

    On February 17, 1997, Mr. Martinez telephoned Mr. Meuschke to inform him that the Company would be issuing a press release the next day regarding Hemmingson's and Black's agreements to sell their stock to Great American and Fireman's Fund's right of first refusal with respect to the Hemmingson and Black Stock.

    On February 19 and 20, 1997, Mr. Martinez and David E. Hill, the Company's Chief Financial Officer, had telephone conferences with Jeff Post, the Chief Financial Officer of Fireman's Fund, Harold Marsh, the Treasurer of Fireman's Fund, and Bruce Friedberg, the Chief Financial Officer of Fireman's Fund's Commercial Insurance Division, to discuss Hemmingson's and Black's agreements with Great American and related issues. Fireman's Fund indicated that it was interested in purchasing Hemmingson's and, perhaps, Black's stock. Fireman's Fund asked if the Company would waive the 20% standstill provision in the Preferred Stock Purchase Agreement, if necessary, so that Fireman's Fund would be in a position to purchase the Hemmingson and Black Stock. For a description of the standstill provision, see "--Relationship Between the Company and Fireman's Fund--Transactions and Agreements" below. Mr. Martinez indicated that the Company was evaluating the standstill issues.

    On February 22, 1997, the Company's Board of Directors held a meeting to discuss these recent developments. Mr. Meuschke participated in the first portion of the meeting, in which there were discussions of Fireman's Fund's rights of first refusal, the proposed standstill waiver and Fireman's Fund's intentions with respect to exercising its rights of refusal. Mr. Meuschke said Fireman's Fund was inclined to purchase all of the Hemmingson and Black Stock. Mr. Meuschke then withdrew from the meeting, and the members of the Board held lengthy discussions, with the Board's financial advisor and legal counsel present.

    At the time of the February 22 meeting, the Board believed that it was important to know Fireman's Fund's longer term intentions before it made a decision to waive the standstill provision, and the Board did not want to preclude Fireman's Fund, its primary business partner, from considering a transaction with the Company. The Board also considered, among other things, the impact on the Company of another party, particularly a competitor, obtaining an approximately 23% interest in the Company, as well as the facts that (a) the Company did not know Great American's intentions toward the Company, (b) refusal to accommodate Fireman's Fund's purchase of the Hemmingson and Black Stock could harm its relationship with Fireman's Fund, and (c) Great American's purchase of the Hemmingson and Black Stock would likely result in uncertainty in the crop insurance marketplace and could be harmful to the Company's business.

    At the February 22 meeting, the Board took action authorizing Mr. Martinez to inform Fireman's Fund that the Company would waive the standstill agreement (subject to certain restrictions regarding Fireman's Fund's voting of its Company stock) to accommodate Fireman's Fund's purchase of the

Hemmingson and Black Stock, if Fireman's Fund would agree: (a) to consider making a proposal for the acquisition of the Company within one week (i) at a price above the $10 per share price offered by Great American for the Hemmingson and Black Stock, and (ii) with the understanding that management of the Company would have the right to seek out other parties who might be interested in a similar transaction involving the Company and to terminate the acquisition agreement with Fireman's Fund if a superior offer was obtained and a break-up fee was paid to Fireman's Fund; and (b) to provide an interim working capital facility to the Company, if needed. The Board's proposal was immediately communicated by Mr. Martinez and a representative of Dean Witter to Mr. Meuschke. Members of the Board, with Mr. Meuschke, representatives of Dean Witter and the Company's legal counsel present, had a telephone conference with Messrs. Post, Marsh and Friedberg and with Paul Saffert, the Chief Financial Officer of Allianz of America Corporation ("Allianz"), a wholly-owned subsidiary of AZOA, the parent company of Fireman's Fund, to discuss the Board's proposal. Fireman's Fund agreed to consider the proposal.

    On February 23, 1997, a representative of Dean Witter had a telephone conference with Mr. Meuschke and a representative of Party X to discuss whether it made sense for Fireman's Fund and Party X to structure a possible transaction among the three companies, because Fireman's Fund had previously indicated to the Company that it was not interested in owning all of the Company.

    On February 24, 1997, Mr. Martinez spoke with Mr. Meuschke to determine whether a meeting among Fireman's Fund, the Company and Party X was to take place and to discuss the possibility of a transaction which could result in a combination of the Company's and Party X's crop insurance books of business.

    On February 25, 1997, Mr. Martinez met with Mr. Meuschke and Keith F. Curry, the underwriting executive in charge of Fireman's Fund's Agricultural Unit, and discussed recent events, including the Great American agreements with Hemmingson and Black and Fireman's Fund's intention with respect to the exercise of its rights of first refusal.

    On February 26, 1997, Mr. Martinez attended a meeting involving Messrs. Post, Marsh, Friedberg, Meuschke, Curry, Greg Wacker, the Vice President and Actuary of Fireman's Fund, Mr. Saffert, Manfred Hoffman of Allianz, and representatives of Party X. The parties discussed the possible role of Fireman's Fund if Party X were to acquire or enter into a strategic transaction with the Company.

    On February 26, 1997, Mr. Martinez talked to Mr. Post about matters relating to Fireman's Fund's request that the Company waive the standstill provision and a possible meeting on March 3, 1997 between the Company and Fireman's Fund to discuss a proposed transaction. Mr. Post indicated that Fireman's Fund would be prepared on March 3 to address the Company's concerns that any Fireman's Fund proposal provide all Company stockholders with an opportunity to sell their shares. On February 27, 1997, Mr. Martinez had additional discussions with Mr. Post regarding the same matters and to confirm the March 3 meeting date.

    On March 1, a representative of Dean Witter had a conversation with a representative of Party X to determine if Party X was willing to make a proposal for consideration by the Board of Directors. A possible acquisition structure was discussed by Party X, but no formal proposal was made. Dean Witter discussed the possible structure on the telephone with several Board members on March 1 and with the Board as a group at the meeting on March 3. Relative to the proposal discussed with Fireman's Fund on March 2, the members of the Board concluded that Fireman's Fund proposal offered significantly more value than the structure being discussed by Party X and consequently did not pursue discussions with Party X.

    On March 1, 1997, Mr. Martinez talked with Mr. Marsh to confirm the Board's planned March 3 meeting. Mr. Marsh indicated that Fireman's Fund's had had continuing discussions with Party X regarding a possible Fireman's Fund role in the context of a transaction between the Company and Party X, but that additional discussions would be necessary.

    On March 2, 1997, Mr. Martinez met with Mr. Post, who indicated that Fireman's Fund was preparing to exercise its rights of first refusal with respect to the Hemmingson and Black Stock, to make an offer to acquire all remaining shares of the Company for $10 per share, and to agree to provide a working capital line of credit (as necessary) for the Company. Mr. Post indicated that Fireman's Fund would request that the Company waive the standstill provision to permit Fireman's Fund to exercise its rights of first refusal. Mr. Martinez and Mr. Post also discussed in general terms certain business and operational issues involving the companies.

    On March 3, 1997, the Company's Board of Directors held a meeting in preparation for the scheduled meeting with representatives of Fireman's Fund. During the day, Mr. Horn, Tom Vertin, Vice Chairman of the Company's Board of Directors, Mr. Martinez, Mr. Hill and representatives of Dean Witter and the Company's legal counsel had numerous discussions and negotiations with Messrs. Post, Marsh, Friedberg, and Meuschke and Fireman's Fund's legal counsel regarding Fireman's Fund's proposal as presented the previous day to Mr. Martinez. The proposal also included (a) a no-solicitation provision, (b) a break-up fee of 3% of the transaction value, plus an overbid option to acquire 19.9% of the Company's Common Stock, and (c) a waiver of the standstill provision and a related voting restriction with respect to equity securities of the Company owned by Fireman's Fund that represented more than 25% of the combined voting power of all equity securities of the Company. Fireman's Fund provided drafts of acquisition documents to the Company at that time. The Board, Dean Witter and the Company's legal counsel reviewed the documents. The Company negotiated throughout the day for a price higher than $10 and to eliminate or change various provisions of the draft acquisition documents.

    By the end of the day on March 3, the Company and Fireman's Fund had reached agreement in principle on the acquisition of the Company by Fireman's Fund in the form of a cash merger at $10.25 per share. The Company negotiated for and obtained the opportunity to affirmatively solicit alternative proposals until March 28, 1997 from a group of seven companies (some of the larger crop companies in the United States and several companies with which the Company had had contacts over the previous few years) whom the Company and Dean Witter believed were possible purchasers of or partners for the Company, and to have the right to terminate any agreement in the event the Company obtained a superior offer. Although the Board and its financial advisor believed that it was unlikely that a third party would be willing to offer a higher price, the Board wanted the ability to contact those companies to ensure that the offer by Fireman's Fund was the best opportunity available to the Company at that time. In addition, the Company obtained a provision allowing the Company to terminate any such agreement under certain conditions in the event the Board received an unsolicited offer that it believed it had to consider. Upon termination of the agreement, the Company was obligated to pay a breakup fee of $2.4 million plus Fireman's Fund's out-of-pocket costs (including outside legal fees) and internal legal costs. The Company also consented to Fireman's Fund's purchase of the Hemmingson and Black Stock, waiving the 20% standstill provision with respect to those purchases set forth in its prior agreement with the Company and consenting to such purchases under Section 203 of the DGCL. See the discussions with respect to the "Consent Agreement" and the "Preferred Stock Purchase Agreement" under the caption "THE MERGER--FACTORS TO BE CONSIDERED--Relationship between the Company and Fireman's Fund--Transactions and Agreements."

    On March 4, 1997, Messrs. Martinez, Hill and Marsh, together with legal counsel for the parties, negotiated the remainder of the terms of the definitive acquisition documents. The negotiations primarily involved wording of the provisions relating to the circumstances under which any agreement could be terminated and other provisions negotiated in principle on the previous day.

    On March 5, 1997, the Board of Directors held a meeting to consider and approve the Merger and the definitive acquisition documents (together, the "Acquisition Agreements"). Dean Witter delivered its written opinion to the Board that the cash consideration to be paid in connection with the Merger was fair, from a financial point of view, to the stockholders of the Company (excluding Fireman's Fund and its affiliates). The Board took action to approve the Merger and the Acquisition Agreements. The Acquisition Agreements were executed and delivered by the Company and Fireman's Fund at the end of the day.

    Following the March 5 meeting, at the request of the Board, Dean Witter began to contact a limited group of potential purchasers or partners to ascertain their interest in a strategic transaction with the

Company. None of the contacts or discussions during the ensuing several weeks between Dean Witter and those or other potential purchasers or partners resulted in an acquisition proposal.

    During the course of its negotiations with the Company and following execution of the Acquisition Agreements, Fireman's Fund has had preliminary contacts with other parties concerning a potential investment in the business of the Company following the Merger. Such preliminary contacts did not result in any agreement to pursue any such investment.

PURPOSE AND STRUCTURE OF THE MERGER

    The purpose for the Merger is to enable Fireman's Fund to acquire the entire equity interest in the Company. The transaction has been structured as a cash merger in order to provide the stockholders of the Company with cash for all their shares and to provide a prompt and orderly transfer of ownership of the Company from the stockholders of the Company to Fireman's Fund.

    The primary benefit of the Merger to the Company's stockholders is the opportunity to sell all of their Common Stock at a price which represents a substantial premium over trading prices in effect immediately prior to the announcement of Messrs. Hemmingson's and Black's agreements to sell their stock to Great American for $10 per share and the announcement of the Merger. The structure of the transaction as a cash merger provides a cash payment at a premium price to all holders of outstanding Common Stock (except for Messrs. Hemmingson and Black, who have separate agreements to sell their stock to Fireman's Fund) and ensures the acquisition by Fireman's Fund of all the outstanding shares of the Company.

    The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to significantly enhance operating performance and maximize stockholder value on a stand-alone basis in the immediate future. The Board of Directors believes, based upon the factors discussed below under "--Recommendation of the Company's Board of Directors" that an internal restructuring of the Company's operations in order to enhance its growth and profitability would not yield as favorable a result to the Company's stockholders in the foreseeable future as the Merger with Fireman's Fund. Consequently, the Board of Directors believes that the Merger is the best available opportunity to maximize stockholder value at the present time. The $10.25 per share price to be received by the stockholders represents a premium of approximately 29% over the reported average closing price of the Common Stock during the 30-day period prior to the announcement of the Merger, and 41%, over the reported average closing price of the Common Stock during the 30-day period prior to announcement that Messrs. Hemmingson and Black had agreements to sell their stock to Great American for $10 per share.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    On March 5, 1997, the Company's Board of Directors, by unanimous vote (with the exception of Mr. Meuschke, Fireman's Fund's designee, who did not participate in the deliberations or the vote) at a special board meeting held on that date, determined that the transactions contemplated by the Merger are fair from a financial point of view to and in the best interests of the stockholders of the Company (other than Fireman's Fund), approved the Acquisition Agreements and resolved to recommend that the Company's stockholders approve the Acquisition Agreements and all related implementing agreements, including the Merger Agreement.

    In arriving at its recommendation and determination that the Merger is fair to and in the best interests of stockholders of the Company (excluding Fireman's Fund and its affiliates), the Board carefully considered the terms of the Merger at its meetings held on March 3, 1997 and March 5, 1997. As part of this process, the Board considered the advice and assistance of its outside financial and legal advisors regarding fairness to the stockholders of the Company of the terms of the Acquisition Agreements and all related agreements and management's advice regarding business reasons that favored approval of the Merger.

    In determining to approve and adopt the Acquisition Agreements and related implementing agreements, and in determining the fairness of the terms of the Merger, the Board of Directors considered the following factors, each of which, in the Board of Directors' view, supported the determination to recommend the
Merger:

    (i) information with regard to the financial condition, results of operation, liquidity, business and prospects of the Company, as well as the risks involved in achieving those prospects, current market, regulatory and economic conditions (including current conditions in the crop insurance industry), the going concern value of the Company (as reflected in part by its historical and projected operating results) and the liquidation value of the Company, including, in particular, disappointing financial results in 1996 caused in part by significant expenses for restructuring and non-core expenses and for legal matters, the expected decline in the Company's premium base in 1997, continuing reductions in the amount the Company receives from the government for servicing MPCI business, recently proposed changes to the MPCI program, the lingering impact of the Independent Counsel matter, and uncertainty as to revenue growth and operating performance from its agency operations for the foreseeable future;

    (ii) the historical market prices of and recent trading activity in the Company's Common Stock, particularly the fact that the Merger will enable the stockholders of the Company to realize a significant premium over the prices at which the Common Stock traded prior to the Company's public announcement that Messrs. Hemmingson and Black had entered into agreements to sell their stock to Great American for $10 per share and prior to the announcement of the Merger;

   (iii) the written opinion of Dean Witter that the cash consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company (excluding Fireman's Fund and its affiliates);

    (iv) the terms and conditions of the Acquisition Agreements, including the special, limited shop provision and the fiduciary out provision negotiated by the Company, which allowed the Company to seek additional offers by contacting certain parties until March 28, 1997, and to consider unsolicited offers thereafter; the fact that the Company may terminate the Acquisition Agreements in certain circumstances; the circumstances under which the breakup fee is payable; the restriction of Fireman's Fund's voting or tendering of certain Company stock in certain circumstances; and the relatively few substantive closing conditions;

    (v) the Company's positive working relationship with Fireman's Fund, and Fireman's Fund's reputation in the insurance industry;

    (vi) the likely positive effect of the Merger on stabilizing the Company's premium base, agent network, key employees important to the premium base and agent network and the relatively low level of expected disruption to the Company's business prior to closing the Merger;

   (vii) the likely decrease in the market price of the Company's Common Stock if the Company was not sold, taking into account the likelihood of downward pressure on the market price as a result of factors discussed in subparagraph (i) above and the announcement, the day after the announcement of the proposed Merger, of a significant reduction of the Company's earnings estimates by an analyst, and advice from Dean Witter that, based on financial projections furnished to Dean Witter by the Company, it was unlikely that the price of the Common Stock would reach $10.25 per share in the near future; and

  (viii) the likelihood that the Merger would be viewed favorably by most of the Company's stockholders.

    In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

    If the Merger is not approved by the Company's stockholders and the Merger does not occur, the Company will continue its current operations as an independent company. However, for the reasons discussed above, it is possible that the Company would seek a business combination with another company.

OPINION OF FINANCIAL ADVISOR

    As described under "THE MERGER--FACTORS TO BE CONSIDERED--Background of the Merger--Financial Advisor" above, the Company engaged Dean Witter to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters including the possible merger or sale of the Company. In connection with the transaction discussed herein and pursuant to the terms of the engagement, the Company requested that Dean Witter evaluate the fairness to the holders of the Company's Common Stock other than Fireman's Fund and its affiliates (the "Public Stockholders") from a financial point of view, of the consideration to be received by the Public Stockholders in connection with the Merger. It is contemplated that prior to the consummation of the Merger, a subsidiary of Fireman's Fund will purchase all of the Common Stock now owned by Messrs: Hemmingson and Black, so that Hemmingson and Black will not be Public Stockholders. On March 5, 1997, Dean Witter delivered to the Board of Directors its opinion to the effect that, as of such date and based upon and subject to certain matters described to the Board of Directors, the consideration to be received by the Public Stockholders is fair from a financial point of view (the "Dean Witter Opinion"). The Dean Witter Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger at the Special Meeting.

    A copy of the Dean Witter Opinion, which sets forth the assumptions made and matters considered in, and limits on the review undertaken, is attached to this Proxy Statement as Exhibit B and should be read by stockholders carefully in its entirety.

    In connection with its opinion, Dean Witter, among other things, (i) reviewed the Acquisition Agreement dated March 5, 1997 between the Company and Fireman's Fund (the "March 5 Agreement"); (ii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of the Company for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of the Company for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and the Company's definitive Proxy Statement dated May 8, 1996; (iii) reviewed the Right of First Refusal Agreements between Fireman's Fund and Messrs. Hemmingson and Black (the "Hemmingson and Black Transactions"); (iv) reviewed the Chief Financial Officer's financial model of the income statement, balance sheet and cash flow statement of the Company for the quarter ended December 31, 1996 and for calendar years 1997 through 2006 created for the purpose of evaluating various financial alternatives (the "Model"); (v) conducted discussions with members of senior management of the Company concerning the past and current business, operations, assets, present financial condition and future prospects of the Company; (vi) reviewed the historical reported market prices and trading activity for the Company's Common Stock; (vii) compared certain financial information and operating statistics relating to the Company with published financial information and operating statistics relating to selected public companies that Dean Witter deemed to be most comparable to the Company; (viii) compared the amount per share of the cash consideration proposed to be paid to the holders of the Company's Common Stock upon approval of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Dean Witter deemed to be relevant; (ix) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of the Company; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Dean Witter deemed necessary.

    Dean Witter relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Dean Witter also relied upon the management of the Company as to the reasonableness and achievability of the Model (and the assumptions and bases therefor) provided to Dean Witter and assumed for purposes of such opinion that the Model was reasonably prepared on bases reflecting the performance of the Company. Dean Witter was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company and Dean Witter was not furnished with any such appraisal or evaluation. Dean Witter was not directed to, and did not, solicit any third party indications of interest in acquiring all or any part of the Company before delivering its opinion, however, Dean Witter noted the provision of the March 5 Agreement which gave the Company the ability to solicit indications of interest from a limited group of other participants in the crop insurance and related industries from the date of the signing of the March 5 Agreement until March 28, 1997 to determine what, if any, interest certain parties would have in an acquisition of the Company. Dean Witter also noted the "window shop" provision of the March 5 Agreement also gives the Company the right to consider certain unsolicited offers before or after March 28, 1997. Dean Witter's opinion to the Company's Board of Directors was based upon prevailing market conditions (including, then current market prices for the Company's Common Stock) and other circumstances and conditions existing on the date of such opinion and does not represent Dean Witter's opinion as to what the actual value of the Company's Common Stock will be after the date of such opinion. It is not contemplated that Dean Witter will give any subsequent opinion with respect to the Merger.

    The following is a brief summary of certain financial analyses performed by Dean Witter in connection with its opinion dated March 5, 1997, which it presented to the Company's Board of Directors at the Board meeting held on that date or at previous meetings.

    STOCK TRADING HISTORY. Dean Witter examined the history of the trading prices and volume for the Company's Common Stock and the relationship between movements in the prices of the Common Stock and certain events surrounding the Company. For the 52-week period ending March 3, 1997, the Company's highest trading price was $11.75 and its lowest trading price was $5.875. The Company's average closing bid and asked prices for the 30 days ending February 14, 1997, the trading date immediately prior to the public announcement of the Hemmingson and Black Transactions (the "Hemmingson/Black Announcement"), was $7.24. The last sale price on March 3, 1997 was $8.25.

    ANALYST REPORTS. Dean Witter reviewed publicly available research reports from ABN Amro Chicago Corporation ("ABN") relating to the Company's Common Stock and noted that the earnings projections were lowered from $0.70 and $1.10 to $0.39 and $0.14, respectively, for 1996 and 1997, on February 19, 1997, one day after the Hemmingson/Black Announcement.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Using publicly available information, Dean Witter compared selected historical share prices, earnings and operating and financial ratios for the Company to the corresponding data and ratios of selected crop insurance participants, insurance brokers and excess and surplus lines insurance companies. Such data and ratios included equity market value on March 3, 1997 to announced and projected operating earnings (based upon First Call earnings estimates for 1996, 1997 and 1998) and to book value (adjusted to eliminate the effects of FASB 115 adjustments, which require insurance companies to mark-to-market the bonds that are held as available-for-sale in their portfolios, thus impacting stockholders' equity), as well as dividend yield, price performance over the 30 and 60 days immediately prior to March 3, 1997, the 52 week high and low trading prices, and the March 3 closing price relative to the 52 week trading range. For the Company, Dean Witter compared both First Call earnings estimates and the projected operating earnings data from the Model.

    In performing its analyses, Dean Witter concluded that there were no publicly traded companies which it considered directly comparable to the Company. Dean Witter did, however, select two other crop insurance participants (Acceptance Insurance Companies and Symons International, collectively the "Crop Insurance Companies"), six insurance brokers (Acordia, Inc., E.W. Blanch Holdings, A.J. Gallagher, Hilb, Rogal & Hamilton, Marsh & McLennan and Poe & Brown, collectively the "Insurance Brokers") and nine excess and surplus lines insurance companies (Acceptance Insurance Companies, W.R. Berkley Corp., Capsure Holdings, Exel Ltd., Gainsco, Inc., HCC Insurance Holdings, Markel Corp., NYMAGIC, Inc., and RLI Corp., collectively the "E&S Companies") as to which Dean Witter analyzed certain data. Although Dean Witter analyzed this data, due to the differences between these companies and the Company, Dean Witter concluded that the comparisons were of limited relevance.

    Dean Witter again noted that ABN adjusted its 1996 and 1997 earnings forecast for the Company from $0.70 and $1.10 per share of Common Stock to $0.39 and $0.14, respectively, on February 19, 1997, one day after the Hemmingson/Black Announcement. Dean Witter noted that the earnings multiples at which the Crop Insurance Companies, the Insurance Brokers and the E&S Companies traded were much lower than the Company's, and that Dean Witter believed this difference was due in large part to the Hemmingson/Black Announcement. When Dean Witter compared the Company to the other Crop Insurance Companies, the Insurance Brokers and the E&S Companies, an analysis of market value to 1996 projected or announced operating earnings yielded a range of 8.7x to 11.1x, 11.7x to 18.6x and 9.9x to 19.4x and an adjusted average (excluding the high and the low of each range, except for the Crop Insurance Companies) of 9.9x, 15.2x and 13.5x, respectively, as compared to 21.7x ABN estimates for the Company and 68.8x estimate of the Model (based on a share price of $8.25); market value to 1997 projected operating earnings yielded a range of 8.0x to 9.4x, 11.3x to 16.6x and 9.4x to 17.0x and an adjusted average (except for the Crop Insurance Companies) of 8.7x, 13.4x and 12.3x, respectively, as compared to 58.9x ABN estimates for the Company and 16.8x estimate of the Model (based on a share price of $8.25); market value to 1998 projected operating earnings yielded a range of 10.1x to 14.7x and 8.6x to 13.3x and an adjusted average of 12.4x and 11.3x for the Insurance Brokers and the E&S Companies (1998 earnings estimates were not available for the Crop Insurance Companies), respectively, as compared to 21.2x estimate of the Model (based on a share price of $8.25, no 1998 analyst earnings projections were available). An analysis of market value to book value adjusted to eliminate the effects of FASB 115 adjustments yielded a range of 1.6x to 2.8x, 2.0x to 5.4x and 1.2x to 3.6x and an adjusted average (except for the Crop Insurance Companies) of 2.2x, 3.8x and 1.7x, respectively, as compared to 1.5x for the Company (based on a share price of $8.25). An analysis of dividend yield produced a range of 0.0% to 0.0%, 1.7% to 4.7% and 0.0% to 2.2% and an adjusted average (except for the Crop Insurance Companies) of 0.0%, 2.9% and 0.8%, respectively, as compared to 0.0% for the Company (based on a share price of $8.25). An analysis of price performance over the 30 days immediately prior to March 3, 1997 yielded a range of -3.7% to 9.7%, -0.9% to 15.0% and -17.2% to
15.0% and an adjusted average (except for the Crop Insurance Companies) of 3.0%, 7.0% and 8.4%, respectively, as compared to 24.5% for the Company (based on a share price of $8.25). An analysis of price performance over the past 60 days immediately prior to March 3, 1997 yielded a range of 0.0% to 3.7%, -0.9% to 21.1% and -10.5% to 27.8% and an adjusted average (except for the Crop Insurance Companies) of 1.8%, 4.6% and 6.7%, respectively, as compared to 32.0% for the Company (based on a share price of $8.25). An analysis of the March 3 closing price relative to the 52 week trading range yielded a range of 59.5% to 85.1%, 17.3% to 94.7% and 16.7% to 100.0% and an adjusted average (except for the Crop Insurance Companies) of 72.3%, 73.0% and 73.4%, respectively, as compared to 40.4% for the Company (based on a share price of $8.25).

    TRANSACTION ANALYSIS. Dean Witter reviewed publicly available information on certain acquisitions of crop insurers, as well as certain pending or withdrawn acquisition transactions and completed acquisition transactions involving companies in the property and casualty and brokerage markets. In performing its analysis, Dean Witter concluded that there were no transactions for which financial information was available which are directly comparable to the Merger and that, given the differences between the Company and the companies pending to be acquired and acquired in other transactions, these comparisons were of limited relevance.

    The completed acquisitions of crop insurers which Dean Witter reviewed were the acquisitions of Dawson Hail Insurance Co. by the Company and Redland Group Inc. by Acceptance Insurance Companies (collectively the "Crop Insurance Transactions). Dean Witter calculated multiples for each of the Crop Insurance Transactions based on the ratio of the offer price to such acquired company's respective statutory net income in the year prior to and the year of the transaction, direct premiums written, and policyholders' surplus for the year ending before the transaction. With respect to the multiple of the offer price to statutory net income in the year prior to the transaction, the multiple was 8.9x compared to 27.0x for the Company (based upon a $10.25 value per share). The multiple of the offer price to statutory net income in the year of the transaction was 4.1x compared to 73.2x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to direct written premiums in the year prior to the transaction was 0.3x and ranged from 0.2x to 0.3x compared to 0.3x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to policyholders' surplus at year-end prior to the transaction was 1.4x and ranged from 1.4x to 1.4x compared to 2.4x for the Company (based upon a $10.25 value per share and the Model's estimated book value per share). The multiple of the consideration offered for Redland Group Inc.'s common stock to Redland Group Inc.'s statutory net income in both the year prior to and the year of its acquisition is not meaningful as Redland Group Inc. incurred losses in both years.

    The pending and withdrawn transactions which Dean Witter reviewed were the acquisitions of Avemco Corp. by HCC Insurance Holdings Inc.; Alexander & Alexander Services by Aon Corp.; Pac Rim Holding Corp. by Superior National Insurance Group; Financial Institutions Insurance Group by John Dore (company president) and Castle Harlan; and Midland Financial Group, Inc. by Danielson Holding Corp. (collectively the "Pending or Withdrawn Transactions"). Dean Witter calculated multiples for each of the Pending or Withdrawn Transactions based on the ratio of the offer price to such acquired company's respective consensus earnings estimates for the current year and the following year, as well as to the market value of such acquired company one day, one week, four weeks, six months and one year prior to the transaction's announcement date. With respect to the multiple of the offer price to consensus earnings estimates for the current year, the adjusted mean was 17.1x and ranged from 9.0x to 23.3x compared to 27.0x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to consensus earnings estimates for the following year was 18.1x and ranged from 18.0x to 18.2x compared to an estimated 73.2x for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one day prior to the transaction's announcement was 18.8% and ranged from 0.0% to 46.7% compared to 19.7% for the Company (based upon a $10.25 value per share). The adjusted average premium the market value of the companies one week prior to the transaction's announcement was 20.9% and ranged from 6.7% to 49.7% compared to 17.1% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies four weeks prior to the transaction's announcement was 19.3% and ranged from 14.3% to 81.8% compared to 39.0% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies six months prior to the transaction's announcement was 9.4% and ranged from -22.7% to 83.3.% compared to 43.9% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one year prior to the transaction's announcement was 21.6% and ranged from -19.4% to 80.3% compared to 2.5% for the Company (based upon a $10.25 value per share).

    The other completed transactions which Dean Witter reviewed were the acquisitions of American Re Corp. by Munich Re; National Re Corp. by General Re Corp.; Capital Guaranty Corp. by Financial Security Assurance; Milwaukee Insurance Group by Unitrin Inc.; CII Financial Inc. by Sierra Heath Services Inc.; Employee Benefits Plans Inc. by First Financial Management; Kemper Corp. by an investor group; Re Capital Corp. by Zurich Reinsurance Centre; Victoria Financial Corp. by USF&G Corp.; and UniCare Financial Corp. by Wellpoint Health Networks Inc. (collectively the "Completed P&C Transactions"). Dean Witter calculated multiples for each of the Completed P&C Transactions based on the ratio of the offer price to such acquired company's respective consensus earnings estimates for the current year and the following year, as well as to the market value of such acquired company one day, one week, four weeks, six months and one year prior to the transaction's announcement date. With respect to the multiple of the offer price to consensus earnings estimates for the current year, the adjusted mean was 16.1x and ranged from 12.7x to 21.9x compared to 27.0x for the Company (based upon a $10.25 value per share). The adjusted average multiple of the offer price to consensus earnings estimates for the following year was 13.0x and ranged from 10.8x to 15.1x compared to 73.2x for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one day prior to the transaction's announcement was 43.0% and ranged from 13.0% to 63.0% compared to 19.7% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one week prior to the transaction's announcement was 49.2% and ranged from 18.0% to 63.8% compared to 17.1% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies four weeks prior to the transaction's announcement was 55.1% and ranged from 20.7% to 91.3% compared to 39.0% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies six months prior to the transaction's announcement was 54.7% and ranged from -14.1% to 131.6% compared to 43.9% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one year prior to the transaction's announcement was 33.8% and ranged from -14.7% to 72.8% compared to 2.5% for the Company (based upon a $10.25 value per share).

    No company or transaction used in the above analyses is believed by Dean Witter to be directly comparable to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Dean Witter estimated the present value of the future streams of after-tax cash flows that the Company would produce through 2006, assuming the Company performed in accordance with the Model provided by the Company's Chief Financial Officer. After-tax cash flows were calculated as the total cash generated by the Model for each of the ten years 1997 through 2006. Dean Witter estimated the terminal value of the Company by applying a range of multiples (from 8.0 to 10.0) to net income and (from 1.0x to 2.0x) to book value projected for the Company in 2006. The cash flow streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 17%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the Company's Common Stock. This discounted cash flow analysis indicated a reference range for the Company's Common Stock of between $5.81 and $8.86 per share and $3.84 and $6.55 per share, respectively.

    LIQUIDATION VALUE. After consulting with management of the Company, Dean Witter determined that the liquidation value of the Company would be an amount substantially less than the consideration that would be paid to the Public Stockholders (assuming $10.25 per share total consideration). The Model projects the Company's book value to be approximately $4.30 per share and tangible book value (book value less intangibles) to be approximately $3.27 per share at year end 1996.

    GENERAL. The summary set forth above does not purport to be a complete description of the analyses performed by Dean Witter. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Dean Witter believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Dean Witter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Dean Witter are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    Dean Witter is an investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dean Witter is a nationally recognized investment banking firm which has substantial experience in merger and acquisition transactions and was familiar with the Company. In the ordinary course of business, Dean Witter may actively trade in the securities of the Company for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the terms of the an engagement letter dated January 5, 1996 (the "Engagement Letter") and its amendment dated May 28, 1996, Dean Witter acted as financial advisor to the Company in July 1996 in the formation of a strategic alliance with Fireman's Fund which included a $10,000,000 investment by Fireman's Fund in the Preferred Stock. Dean Witter received a fee of $500,000 plus reimbursement of out-of-pocket expenses, as the exclusive financial advisor in this transaction.

    The Company has paid Dean Witter $400,000 for acting as financial advisor in connection with rendering the Dean Witter Opinion, and will pay Dean Witter an additional $515,000 upon consummation of the Merger. The Company also has agreed to reimburse Dean Witter for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Dean Witter and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Dean Witter under the engagement letter. The Company's Board of Directors was aware of the fact that a significant portion of the aggregate fee payable to Dean Witter is contingent upon consummation of the Merger or another Transaction (as defined hereafter). Such additional fee (the amount of which would depend upon the value of the underlying transaction) also would be payable upon consummation of a transaction or series of transactions (including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger (other than the Merger) or consolidation, a leveraged buy-out or recapitalization, the formation of a joint venture, a minority investment or partnership, or any similar transaction) whereby, directly or indirectly, control of or a material interest in the securities, assets or business of the Company or any of its affiliates is transferred (collectively, a "Transaction") if such Transaction were to occur within six months from the termination of the engagement letter (which termination date is upon 15 days' prior written notice).

PERSPECTIVE OF FIREMAN'S FUND ON THE MERGER

    The determination of the Merger Consideration resulted from extensive arm's-length negotiation between the Company and Fireman's Fund and their respective representatives. See "--Background of the Merger." At the conclusion of the negotiation process, Fireman's Fund offered to acquire the Company for a price of $10.25 per share. In determining such price, Fireman's Fund analyzed the potential effect of the Merger on the projected combined consolidated income statement of Fireman's Fund and the Company for Fireman's Fund's 1998, 1999 and 2000 fiscal years, giving effect to possible synergies in the Merger and potential increases in revenue growth and margins.

    Fireman's Fund did not undertake any formal or informal evaluation of its own as to the fairness of the Merger Consideration to the Company stockholders. Based solely upon the determination by the Company's Board of Directors that the Merger is fair to, and in the best interests of, the stockholders of the Company other than Fireman's Fund, Fireman's Fund believes that the Merger Consideration is fair to such stockholders from a financial point of view. Fireman's Fund did not attach specific weights to any factors in reaching its belief as to fairness.

PLANS FOR THE COMPANY AFTER THE MERGER

    After the Merger, Fireman's Fund anticipates that it will continue its review of the Company and its assets, businesses, operations, properties, policies, corporate structure, dividend policy, capitalization and management and consider whether any changes would be desirable in light of the circumstances then existing. At this time Fireman's Fund does not intend to close the Company's corporate headquarters located in Overland Park, Kansas. Effective upon consummation of the Merger, the directors of the Merger Subsidiary will be the initial directors of the Surviving Corporation.

    Except for the foregoing, and as otherwise indicated in this Proxy Statement, Fireman's Fund does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Company's Board of Directors or management.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest of the Company will be owned by Fireman's Fund, and the current stockholders will have no continuing interest in the Company. Therefore, following the Merger, the stockholders of the Company other than Fireman's Fund will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. Following the Merger, Fireman's Fund and its affiliates will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Fireman's Fund will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    Following the Merger, the Common Stock will no longer meet the requirements of the Nasdaq National Market for continued listing and will, therefore, be delisted from the Nasdaq National Market.

    The Common Stock is currently registered as a class of securities under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market and there are fewer than 300 record holders of the Common Stock. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. It is the present intention of Fireman's Fund to cause the Company to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as practicable after the Effective Time of the Merger.

RELATIONSHIP BETWEEN THE COMPANY AND FIREMAN'S FUND

    INTERCOMPANY BUSINESS RELATIONSHIP. In 1996 and 1995, 21% and 9.8%, respectively, of the Company's service fees were derived from premiums underwritten by Fireman's Fund, pursuant to a MPCI general agency agreement. The Company's business relationship with Fireman's Fund with respect to MPCI, crop hail/named peril insurance and farm and ranch insurance is governed by the terms of certain agency agreements and reinsurance arrangements, the principal terms of which are summarized below.

    MPCI AGREEMENTS. Effective with the 1995 crop year, the Company and Fireman's Fund entered into a general agency agreement to market and service MPCI policies underwritten by Fireman's Fund. The Company's responsibilities under the agreement included production, processing, claims administration, accounting and statistical reporting and risk management strategy. Under the agreement, the Company was responsible for all expenses allocable to the business generated under the agreement, including marketing and claims administration and adjusting services. The Company received as its compensation,
(i) the expense reimbursement allowance and excess loss adjustment expenses (both of which amounts are established by the federal government under the MPCI program) payable by the federal government for premiums serviced under the MPCI program, and (ii) a portion of certain of the underwriting gains on MPCI premiums for policies written under Fireman's Fund's standard reinsurance agreement. In addition, Fireman's Fund received fronting fees under the parties' MPCI agreement. In the Company's fiscal years ended December 31, 1995 and 1996, the net amounts of such compensation were $9.7 million and $21.4 million, respectively. In addition, for the 1995, 1996 and 1997 crop years, Fireman's Fund insured or reinsured 17%, 45% and 100%, respectively, of the MPCI premium serviced by the Company.

    Concurrent with Fireman's Fund's purchase of the Preferred Stock in July 1996, the Company and Fireman's Fund entered into a new general agency agreement effective for the 1997 crop year (the "New Agreement"). The Company's responsibilities for servicing the business remained the same as in the prior agreement. The profit sharing formula was changed to provide the Company with a greater share of underwriting gain. The New Agreement also provides for an additional profit and growth bonus based on certain profit levels for combined MPCI and Crop Hail business. See "--Crop Hail/Named Peril Agency Agreement" below.

    On November 27, 1996, the Company and Fireman's Fund entered into an amendment to the original MPCI agency agreement, pursuant to which Fireman's Fund agreed, for the 1996 crop year only, to finance up to $50 million of MPCI premium payments on behalf of insureds who did not pay their premiums by the applicable due date. Fireman's Fund agreed to pay the Company an administrative fee.

    The Company has granted Fireman's Fund a security interest in the Company's expiration rights and records as security for the Company's obligations under the MPCI Agreements. The Company has the right to effect a bulk transfer to another insurance company(ies) of the MPCI business upon termination of the Agreements. The New Agreement can terminate as of June 30, 1999, if 12 months advance notice is given by either party. Thereafter, the Company may terminate the agreement upon 12 months advance notice and Fireman's Fund may terminate the agreement upon 24 months advance notice. Fireman's Fund also has the right to terminate the agreement immediately in the event of certain specified breaches of the agreement.

    CROP HAIL/NAMED PERIL AGENCY AGREEMENT. In July 1996, the parties also agreed that Fireman's Fund would underwrite crop hail and other named peril (collectively referred to as "Crop Hail") policies serviced by the Company beginning in 1997. The Company's responsibilities under this agreement are similar to its responsibilities under the MPCI agency agreements described above. Under the agreement, Fireman's Fund will insure or reinsure 100% of the premiums serviced by the Company, and the Company will receive commissions as its compensation for marketing and servicing Crop Hail premiums. As of April 30, 1997, approximately $900,000 of payments had been made under this agreement.

    Fireman's Fund has been granted a security interest in the Crop Hail expiration rights and records. The term of the agreement coincides with the term of the MPCI agency agreement. The agreement may be terminated by Fireman's Fund for cause upon the occurrence of certain enumerated events.

    FARM AND RANCH AGENCY AGREEMENT. The Company and Fireman's Fund also entered into a farm and ranch general agency agreement effective November 1, 1996. The Company is responsible for marketing and servicing farm and ranch insurance in certain agreed upon states and will receive income under a specified commission structure. As of March 31, 1997, the Company had not written any premiums under this agreement. The Company does not expect this agreement to have a material impact on its revenues in the near future. The agreement may be terminated by either party without cause, as of October 31, 1999 or any October 31 thereafter, upon three months prior notice.

    TRANSACTIONS AND AGREEMENTS. The Company and certain of its principal stockholders have entered into certain transactions and agreements on and after July 10, 1996 that are related directly and indirectly to the Merger. Such transactions and agreements are described below:

    PREFERRED STOCK PURCHASE AGREEMENT. On July 10, 1996, Fireman's Fund and the Company entered into a stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which Fireman's Fund purchased 10,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share, for an aggregate purchase price of $10 million. The Preferred Stock is convertible into 754,717 shares of the Company's Common Stock, or approximately 9% of the outstanding Company Common Stock, assuming conversion of the Preferred Stock and assuming that any other outstanding rights to purchase, convert into or exchange for the Company's Common Stock are not exercised. Such conversion is at an initial price per share of Common Stock of $13.25, which represents a premium of $2.25 per share over the last traded price of the Common Stock on May 29, 1996, the day prior to the public announcement that the Company and Fireman's Fund had entered into discussions concerning the Preferred Stock transaction. The Preferred Stock has a liquidation value of $1,000 per share and holders of the Preferred stock are entitled to dividends thereon at the rate of $50.00 per annum, payable quarterly. The Company has paid Fireman's Fund $239,000 in 1996 and $250,000 in 1997 in dividends on the Preferred Stock. The Preferred Stock Purchase Agreement contains a "standstill" provision which, in general terms, requires the Company to consent to any Fireman's Fund acquisition of Common Stock which results in Fireman's Fund beneficially owning greater than 20% of the outstanding Common Stock of the Company. It also gives Fireman's Fund the right to select one nominee for election to the Company's Board of Directors.

    RIGHT OF FIRST REFUSAL AGREEMENTS. On September 23, 1996, Fireman's Fund and each of John J. Hemmingson and Gary A. Black entered into separate Right of First Offer and First Refusal Agreements (together, the "Right of First Refusal Agreements"). Under the Right of First Refusal Agreements, Fireman's Fund was granted certain first offer and first refusal rights with respect to the shares of the Company's Common Stock owned by each of Messrs. Hemmingson and Black. Such first offer and first refusal rights became operative at such time as either Mr. Hemmingson or Mr. Black notified Fireman's Fund of their intent to sell shares of the Company's Common Stock.

    On February 14, 1997, Mr. Hemmingson, and on February 17, 1997, Mr. Black notified Fireman's Fund that they each had received an offer for the Hemmingson and Black Stock and were offering to sell such shares to Fireman's Fund on the same terms as those contained in the offer they had received. On March 5, 1997, Fireman's Fund notified each of Messrs. Hemmingson and Black that Fireman's Fund would exercise its rights under the Right of First Refusal Agreements and purchase the Hemmingson and Black Stock. According to their written notices to Fireman's Fund, Messrs. Hemmingson and Black then owned 1,145,703 and 681,774 shares, respectively, of the Company's Common Stock.

    As result of the purchase of the shares of the Hemmingson and Black Stock, Fireman's Fund would beneficially own 2,582,194 shares of the Company's Common Stock, or approximately 30% of the Company's Common Stock, assuming conversion of the Preferred Stock and assuming that any other outstanding rights to purchase, convert into or exchange for the Company's Common Stock are not exercised. Upon consummation of the Merger, Fireman's Fund will own, directly or through an affiliate, 100% of the outstanding shares of the Company's Common Stock.

    ACQUISITION AGREEMENT. On March 5, 1997, the Company and Fireman's Fund entered into an Acquisition Agreement pursuant to which they agreed to the principal terms of the Merger. Subsequently, the Company, Fireman's Fund and the Merger Subsidiary entered into the Merger Agreement dated May 1, 1997, which includes the essential terms of and supercedes the Acquisition Agreement. See "THE MERGER AGREEMENT."

    LOAN AGREEMENT. On March 5, 1997, the Company and Fireman's Fund also entered into a Letter of Intent re Revolving Credit Working Capital Facility, pursuant to which, as an express condition of the Acquisition Agreement, Fireman's Fund agreed to extend a $15,000,000 revolving credit working capital facility to the Company in the event that the Company, after using its reasonable best efforts, was unable by March 31, 1997 to obtain a working capital facility from a commercial bank on reasonable terms not involving any guarantee or similar support from Fireman's Fund. Effective March 31, 1997, the Company entered into a Business Loan Agreement with Fireman's Fund to borrow $15,000,000 on a revolving basis and thereby provide the Company with working capital. The loan bears interest at Bank of America's Base Rate (currently 8.5%) and will mature in one year. The loan is secured with the inventory, accounts receivable, equipment and general intangibles of the Company and certain of its subsidiaries and affiliates.

    CONSENT AGREEMENT. On March 5, 1997, the Company and Fireman's Fund also entered into a Consent Agreement (the "Consent Agreement"). As discussed above, the Preferred Stock Purchase Agreement contains a "standstill" provision which, in general requires the Company to consent to any Fireman's Fund acquisition of Common Stock which results in Fireman's Fund beneficially holding more than 20% of the voting power of the Company's outstanding securities, assuming the exercise of in-the-money stock options and stock rights. Under the terms of the Consent Agreement, the Company gave its consent, to the extent required to permit Fireman's Fund's acquisition of more than 20% of such outstanding shares under the standstill provision and for purposes of Section 203 of the DGCL. Under the Consent Agreement, Fireman's Fund agreed, with respect to any stockholder vote on an acquisition or other specified transactions, to vote its shares which exceed 20% of the voting power of the Company's outstanding securities in accordance with the pro rata voting of other Company stockholders who are not

"interested stockholders" of the Company under Section 203 of the Delaware General Corporation Law. In addition, the Consent Agreement contains a provision which amends the standstill provision of the Preferred Stock Purchase Agreement. Under this provision, the restrictions of the standstill provision will immediately terminate at the time when any person or group (as defined in Commission regulations) publicly announces an intention to make or makes or commences a tender or exchange offer, other than a tender or exchange offer which has been approved by the Board of Directors of the Company before the earliest to occur of such announcement, making or commencement, for more than 15% of the outstanding Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger in addition to the interests of stockholders of the Company generally. In connection with the Board of Directors' determination that the Merger is fair to the Company's stockholders (excluding Fireman's Fund and its affiliates), the Board carefully considered conflict of interest issues relating to the matters described below.

    EMPLOYMENT AGREEMENT. Larry Martinez, Chief Executive Officer of the Company, has a three-year employment agreement ending in May 1999, under which he is currently paid an annual base salary of $275,000. Mr. Martinez's employment agreement provides for severance benefits in the event of certain "changes in control" of the Company, including a merger involving the Company. Upon consummation of the Merger, Mr. Martinez may resign and continue to receive his then current base salary and continuation of health and life insurance benefits for the remainder of the contract term.

    STOCK OPTIONS. Under the terms of the Company's stock option plans and the agreements relating to certain outstanding stock options, the Merger will cause the acceleration of vesting of all outstanding stock options of the Company. The following table sets forth, with respect to each of the individuals who are, or since January 1, 1996 have been (as indicated with an asterisk), executive officers and directors of the Company, information concerning cash settlements of "in-the-money" stock options that will be paid in connection with the consummation of the Merger. See "THE MERGER AGREEMENT--Payment for Shares and Options" and "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--The Company." The cash settlement amounts are based upon the spread between $10.25 and the exercise price of such options and do not take into account any income taxes that may be required to be withheld.

                                                                    NUMBER OF
                                                                     OPTION     CASH SETTLEMENT
                                                                     SHARES         AMOUNT
                                                                   -----------  ---------------
Tony Cid.........................................................      10,888      $  12,930
Rafe Hargrove....................................................      17,150         35,991
Paul Horn........................................................       1,500          4,125
John Meuschke....................................................       1,500          2,625
Manuel Sanchez...................................................       1,500          4,125
David Hill.......................................................      10,888         12,930
Richard Bartlett*................................................      20,888         40,429
Gary Black*......................................................      65,672        123,689
Tony Coelho*.....................................................      22,500          5,625
John Hemmingson*.................................................     102,638        182,820

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that, for a period of not less than four years following the Effective Time, the Surviving Corporation will maintain in effect all rights of indemnification of the officers, directors, employees or agents of the Company and its subsidiaries of the Company provided in its certificate of incorporation, bylaws or in indemnification agreements with the Company or any of its subsidiaries, and will indemnify and hold harmless such persons to the full extent permitted by law against losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, asserted or arising before or after the Effective Time. Fireman's Fund has also agreed to cause the Surviving Corporation to maintain, or for Fireman's Fund itself to provide, for the benefit of such persons, for a period of not less than four years after the Effective Time, any current officer's and director's liability insurance policies maintained by the Surviving Corporation, or policies with at least the same coverage, provided that if the cost of such continuing coverage exceeds 200% of the last annual premium paid by the Surviving Corporation prior to March 5, 1997, Fireman's Fund will purchase as much comparable insurance as possible for an annual premium equal to such maximum amount.

SOURCES AND USES OF FUNDS

    MERGER CONSIDERATION, FEES AND EXPENSES. Fireman's Fund estimates that the total consideration payable to stockholders other than Fireman's Fund upon consummation of the Merger, including amounts needed to settle outstanding Company stock options will be approximately $64,250,000. It further estimates that the aggregate purchase price that it will pay Messrs. Hemmingson and Black will be approximately $18,275,000 for their shares. The estimated fees and expenses incurred or to be incurred by Fireman's Fund in connection with the Merger are legal fees and expenses of $200,000 and miscellaneous fees of $50,000. Fireman's Fund expects to use working capital funds to make such payments and pay such fees and expenses.

    The estimated fees and expense incurred or to be incurred by the Company in connection with the Merger, which will be paid using working capital funds , are approximately as follows. Certain of those funds may be borrowed by the Company from Fireman's Fund under the Business Loan Agreement referred to above under "THE MERGER--FACTORS TO BE CONSIDERED--Relationships Between the Company and Fireman's Fund--Transactions and Agreements--Loan Agreement."

Investment banking fees and expenses..............................  $ 935,000
Legal fees and expenses...........................................
Printing and mailing fees.........................................
Accounting fees and expenses......................................     10,000
Commission filing fee.............................................     12,772
Paying Agent fees.................................................     10,000
Proxy Solicitation Agent fees.....................................      5,000
Miscellaneous expenses............................................
                                                                    ---------
Total Fees and Expenses...........................................

    For information regarding Dean Witter's engagement by the Board of Directors, see "--Opinion of Financial Advisor." Certain of the Company's officers will receive certain payments if the Merger is consummated. See "--Interest of Certain Persons in the Merger."

    SOLICITATION FEES AND EXPENSES. Neither Fireman's Fund nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than the Proxy Solicitation Agent) for soliciting Company stockholders with respect to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company stockholder who is a citizen or resident of the United States. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, Fireman's Fund as the holder of all of the outstanding shares of Preferred Stock, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither the Company nor Fireman's Fund has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of Common Stock for cash by each holder of such shares (including any holder of Dissenting Shares). Accordingly, the federal income tax consequences to the holders of Common Stock will generally be as follows:

    (a) Assuming that the shares of Common Stock exchanged by a Company stockholder for cash in connection with the Merger are capital assets in the hands of the stockholder at the Effective Time, such stockholder will recognize capital gain or loss by reason of the consummation of the Merger.

    (b) The capital gain or loss, if any, will be long-term with respect to shares of Common Stock held for more than 12 months as of the Effective Time and short-term with respect to such shares held for 12 months or less as of the Effective Time.

    (c) The amount of capital gain or loss to be recognized by each holder of Common Stock will be measured by the difference between the amount of cash payable for the account of such stockholder in connection with the Merger (including cash received for Dissenting Shares) and such stockholder's tax basis in the Common Stock at the Effective Time.

    Cash payments made pursuant to the Merger (including any cash paid to holders of Dissenting Shares) will be reported to the extent required by the Code to stockholders of the Company and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain stockholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a stockholder to supply the Company or its agent with such stockholder's taxpayer identification number. Accordingly, each Company stockholder will be asked to provide the stockholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to stockholders relating to their shares of Common Stock. Withholding may also apply to Company stockholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.

    The cash settlement amounts distributed in connection with the Merger to holders of options to acquire shares of the Common Stock will constitute "wages," and will be subject to income tax withholding. The gross amount due, the withheld amount and the net payment will be included in each optionholder's W-2 form for 1997.

PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

    PUBLIC OFFERINGS. On June 30, 1994, the Company completed an underwritten initial public offering of 2,780,748 newly issued shares of its Common Stock, at an initial public offering price to the public of $7.50, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Company retained net proceeds of the offering in the amount of $18,096,107, after deducting underwriting commissions and discounts of $1,459,893 and other costs of $1,299,610.

    On December 6, 1994, the Company completed an underwritten public offering of 1,400,000 newly issued shares of its Common Stock, at a public offering price to the public of $14.00, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Company retained net proceeds of the offering of $17,774,886, after deducting underwriting commissions and discounts of $1,274,000 and other costs of $551,114.

    REPURCHASES. Pursuant to an agreement relating to the acquisition of their agency business, in 1996 the Company purchased 14,250 and 10,000 shares of its Common Stock from John Chapman, Sr. and Jack Chapman, respectively, for $16.25 per share. Also, pursuant to separation agreements with Messrs. Hemmingson and Black, in 1996 and 1997 the Company purchased 108,000 and 84,000 shares of its Common Stock from Hemmingson and Black, respectively, at prices ranging from $10.00 to $6.65 per share. The average repurchase price paid for each applicable quarterly period was as follows:

                                                                                     AVERAGE
                                                                                   REPURCHASE
                                                                                   PRICE PAID
                                                                                   -----------
1996
  First Quarter..................................................................   $   16.25
  Third Quarter..................................................................   $    9.78
  Fourth Quarter.................................................................   $    7.14

1997
  First Quarter..................................................................   $    6.50

REGULATORY APPROVALS

    STATE REGULATORY AUTHORITIES. Certain filings are required to be made with, and approvals obtained from insurance regulatory authorities in Kansas and certain other states in connection with the Merger.

    HSR ACT FILINGS. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

    The Company and Fireman's Fund each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on May 2 and May 1, 1997, respectively. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or unless the waiting period is extended by a request for additional information.

    State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or of the result if such a challenge is made.

                              THE MERGER AGREEMENT

    The information under this caption is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

GENERAL

    The Company and Fireman's Fund entered into the Merger Agreement effective May 1, 1997. If the stockholders of the Company approve the Merger Agreement, the Merger Subsidiary will be merged with and into the Company, with the result that the separate corporate existence of the Merger Subsidiary will then cease. The Company will be the Surviving Corporation and will be an wholly owned subsidiary of

Fireman's Fund. At the Effective Time, the Common Stock will be converted automatically into the right to receive cash, as described below. See "--Consideration to be Received by Stockholders." The shares of the Common Stock will no longer be listed or traded on the Nasdaq National Market, and the registration of the Common Stock under the Exchange Act will be terminated.

EFFECTIVE TIME

    If the Merger Agreement is adopted by the requisite vote of the Company's stockholders, the Merger will be consummated and become effective upon the acceptance for record of the Certificate of Merger by the Delaware Secretary of State on a date as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. It is currently contemplated that the Effective Time will occur on
or about June   , 1997. There can be no assurance that all conditions to the
Merger will be satisfied. See "--Conditions to Consummation of the Merger."

CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS

    In connection with the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive $10.25 in cash, without interest (the cash consideration per share to be paid to the Company's stockholders in the Merger being sometimes referred to herein as the "Merger Consideration"), and each holder of an option to acquire shares of the Common Stock of the Company will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of the Merger Consideration over the exercise price of such options. Dissenting Shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING STOCKHOLDERS."

PAYMENT FOR SHARES AND OPTIONS

    PAYMENT FOR SHARES. ChaseMellon Shareholder Services, L.L.C. (the "Paying Agent") will act as the paying agent for payment of the Merger Consideration to the holders of the Common Stock. Instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders as soon as practicable after the Effective Time. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items specified by the letter of transmittal, the Paying Agent will pay the Merger Consideration to such stockholder, by check or draft.

    After the Effective Time, the holder of a certificate formerly representing Common Stock will cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of Dissenting Shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

    To the extent permitted by law, the appointment of the Paying Agent may be terminated at any time by Fireman's Fund upon notice to the Paying Agent, or by the Paying Agent upon 30 days notice to Fireman's Fund. Any portion of the Merger Consideration remaining undistributed upon termination of the Paying Agent's appointment will be returned to the Surviving Corporation, and any holders of theretofore unsurrendered Common Stock certificates may thereafter surrender to the Surviving Corporation such stock certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration to which they are entitled.

    STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    OPTION SETTLEMENT PAYMENTS. As of the Effective Time, the Company will cause the outstanding options to purchase shares of the Company's Common Stock to become fully exercisable and vested and to be canceled. In consideration of such cancellation, unless Fireman's Fund and the holder of any such option otherwise agree, Fireman's Fund will cause the Company or the Surviving Corporation to pay to the holder of each such option an amount (the "Option Settlement Amount"), net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Under the Merger Agreement, the Company has agreed to take such actions as are necessary to fully advise holders of options of their rights under the Merger Agreement and their respective stock option agreements. After the Effective Time, no holder of an option will have any rights other than to receive payment for such holder's options equal to the Option Settlement Amount.

    NO INTEREST ON PAYMENT AMOUNTS. In no event will holders of shares of Common Stock or options to purchase Common Stock be entitled to receive payment of any interest on the Merger Consideration or the Option Settlement Amounts.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER

    The Company has agreed that, prior to the Effective Time, the business of the Company will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that, except as the Company and Fireman's Fund may otherwise agree, the Company will, and will cause its subsidiaries to, operate only in the ordinary course of business, and neither the Company nor any of its subsidiaries will do any of the following: (a) take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with any applicable state department of insurance or similar regulatory agency with jurisdiction over the Company, (b) take any extraordinary action or fail to take any action, the failure of which to be taken would be an extraordinary action, or (c) not declare, set aside or pay any dividend (other than stated dividends on the Preferred Stock) or other distribution in respect of its capital stock, whether in stock, cash, indebtedness or other property, redeem, repurchase or otherwise acquire any of its outstanding capital stock, whether for cash, indebtedness or property, or issue any capital stock or any right to acquire, convert into or exchange for capital stock except pursuant to stock options outstanding on March 5, 1997. The Company has also agreed that, in the event it adopts a "rights plan," "poison pill," or similar plan or arrangement, it will include a provision expressly exempting Fireman's Fund from the operation thereof.

    In addition, the Company has agreed that until the earlier of the termination of the Merger Agreement or the Effective Time, neither the Company nor any of its subsidiaries or representatives will, directly or indirectly, take any action to encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), enter into any agreement for or relating to any Acquisition Proposal, or participate in any way in any discussions or negotiations with, or furnish any nonpublic information to, any party in connection with any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to an unsolicited bona fide offer or proposal made by a third party to the Company and upon written notice to Fireman's Fund, provide information to or have discussions or negotiations with such third party if the Board of Directors of the Company, after having considered the advice of outside counsel, has determined in good faith that it is the fiduciary duty under applicable law of such directors to do so.

    An Acquisition Proposal is defined in the Merger Agreement as a proposal for any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company and its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the

Company, (iv) transaction in which any person or group of persons will acquire beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company's Common Stock, (v) recapitalization, restructuring, liquidation, dissolution or similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger will occur only if the Merger Agreement is approved and adopted by the requisite votes of the holders of the Common Stock and Preferred Stock voting as a single class. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

    The obligations of Fireman's Fund to consummate the Merger are subject to satisfaction of, among others, the following conditions: (i) all waivers, consents, authorizations, orders, approvals and expirations of waiting periods required under any applicable law, rule, regulation, judgment or decree ("Law"), or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any party to the Merger Agreement or any of its subsidiaries is bound or by which the property or assets of any such party or subsidiary is bound or affected ("Contract"), required to be obtained by any such party in order to consummate the Merger shall have been obtained, except where the failure to do so would not have a material adverse effect on the assets, properties, liabilities, obligations, business, financial condition or results of operations ("Material Adverse Effect") of the Company and its subsidiaries taken as a whole; (ii) each of the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole); (iii) the Company shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; (vi) between March 5, 1997 and the Effective Time no Material Adverse Effect shall have occurred with respect to the Company other than any developments that generally affect the industry in which the Company operates; and (vii) the Merger shall have been approved by the stockholders of the Company.

    The obligations of Company to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) all waivers, consents, authorizations, orders, approvals and expirations of waiting periods required under any applicable Law or Contract to be obtained by any party to the Merger Agreement in order to consummate the Merger shall have been obtained, except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole ; (ii) each of the representations and warranties of Fireman's Fund contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on Fireman's Fund and its subsidiaries taken as a whole); (iii) Fireman's Fund shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; and (vi) the Merger shall have been approved by the stockholders of the Company.

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Certificate of Merger with the Delaware Secretary of State whether before or after action by the Company's stockholders and without further approval by the Company's stockholders under any of the following circumstances: (i) by mutual written consent of the Company and Fireman's Fund; (ii) by either the Company or Fireman's Fund on or after December 31, 1997 if the conditions of such party's obligation to consummate the Merger have not been satisfied or waived; and (iii) by the Company and Fireman's Fund if the Company stockholders do not approve the Merger. In addition, (a) the Board of Directors of the Company may modify or withdraw its approval or recommendation of the Merger, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement if it determines in good faith, after hearing advice of outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, and (b) Fireman's Fund may terminate the Merger Agreement if the Board of Directors of the Company or any committee of the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, fails to recommend that the stockholders of the Company vote in favor of the Merger, approves or recommends any Acquisition Proposal other than the Merger, or resolves to do any of the foregoing. A "Superior Proposal" is a bona fide Acquisition Proposal the terms of which the Board of Directors of the Company determines, after hearing the advice of a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger.

TERMINATION FEE

    The Merger Agreement requires the Company to pay Fireman's Fund a termination fee of $2.4 million plus costs and expenses incurred by Fireman's Fund in connection with the Merger (the "Termination Fee Amount") if the Board of Directors of the Company takes any of the actions described in clause (a) above under the caption "--Termination," or the Merger Agreement is terminated by Fireman's Fund for any of the reasons set forth in clause (b) above under such caption. In the event that the Merger Agreement is terminated because the stockholders of the Company do not approve the Merger, and if within the 18 months following such termination the Company enters into a binding agreement for an Acquisition Transaction with a party not affiliated with Fireman's Fund, the Company must pay Fireman's Fund the Termination Fee Amount upon entering into such binding agreement.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

                       RIGHTS OF DISSENTING STOCKHOLDERS

    When the Merger is effected, stockholders of the Company who comply with the procedures prescribed in Section 262 of the DGCL ("Section 262") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Company payment of such fair value in cash. Shares of Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

    The following is a brief summary of the statutory procedures to be followed by a stockholder of the Company in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is included as Appendix C of this Proxy Statement. Any stockholder considering demanding appraisal is advised to consult legal counsel.

    A written demand for appraisal of shares of Common Stock must be delivered to the Company by a stockholder seeking appraisal before the taking of the vote on the Merger. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Merger. Voting against approval of the Merger, abstaining from voting or failing to vote with respect to approval of the Merger will not constitute a demand for appraisal within the meaning of Section 262.

    Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the Merger. A vote by a stockholder against approval of the Merger is not required in order for that stockholder to exercise appraisal rights. However, if a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights.

    A written demand for appraisal must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal. Accordingly, a demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If, for example, a stockholder holds shares of Common Stock through a broker, who in turn holds shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of such depository nominee. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Common Stock as a nominee for others, may exercise appraisal rights with respect to the Common Stock held for all or less than all beneficial owners of Common Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Common Stock covered by such demand. Where the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger.

    A Company stockholder who elects to exercise appraisal rights must mail or deliver the written demands for appraisal to: Secretary, Crop Growers Corporation, 10895 Lowell, Suite 300, Overland Park, Kansas, 66210, or deliver such demand to the Company in person at the Special Meeting. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Common Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

    Within ten days after the Effective Time, the Company must provide notice as to the date of effectiveness of the Merger to all stockholders who have duly and timely delivered demands for appraisal and who have not voted for approval of the Merger Agreement.

    Within 120 days after the Effective Time, any dissenting stockholder is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal have been received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

    Within 120 days after the Effective Time, either the Company or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Common Stock of all dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which of the Company stockholders are entitled to appraisal rights and thereafter will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC, ET AL., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.... " The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, such court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Stockholders considering whether to seek appraisal should bear in mind that the fair value of their Common Stock determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be exchanged in the Merger, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, the Company reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Common Stock is less than the value of the Merger Consideration.

    The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    A dissenting stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Common Stock subject to such demand or to receive payment of dividends or other distributions on such Common Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, a dissenting stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, dissenting stockholders' rights to appraisal shall cease and they shall be entitled only to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    A vote for the Merger will constitute a waiver of appraisal rights. A failure to vote against the Merger will not, under Delaware law, constitute a waiver of appraisal rights. If a stockholder returns a proxy which does not contain instructions as to how it should be voted, such proxy will be voted in favor of the Merger and, accordingly, appraisal rights will be waived. As described above, a vote against the Merger is not sufficient to perfect appraisal rights. A stockholder's failure to make the written demand prior to the Special Meeting (under Delaware law) as described above will constitute a waiver of appraisal rights.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "THE MERGER--FACTORS TO BE
CONSIDERED--Certain Federal Income Tax Consequences."

    ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. See Exhibit C.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP

    The following table sets forth, as of April 30, 1997, certain information with respect to beneficial ownership of the Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. For the purpose of determining "Percent of Outstanding Shares," (i) the number of shares of Common Stock outstanding at April 30, 1997 was 8,727,268, including 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Preferred Stock (which will vote with the Common Stock with respect to the Merger on an as converted basis), and (ii) stock options exercisable within 60 days from April 30, 1997 are assumed to be exercised by the individual or entity with respect to whom the percentage is calculated.

                                                                            NUMBER OF SHARES
NAME OF                                                                       BENEFICIALLY          PERCENT OF
BENEFICIAL OWNER                                                                  OWNED         OUTSTANDING SHARES
--------------------------------------------------------------------------  -----------------  ---------------------
Fireman's Fund Insurance Company (1) .....................................       2,582,164                29.6%
  777 San Marin Drive
  Novato, California 94998

Firstar Bank of Minnesota, N.A. (2) ......................................       1,511,166                16.6%
  77 East Wisconsin Avenue
  Milwaukee, Wisconsin 53202

Gary A. Black (3) ........................................................         727,103                 8.3%
  3325 15th Avenue South
  Great Falls, Montana 59405

Thomas Vetter (4) ........................................................         457,735                 5.2%
  955 West Chandler Blvd., Suite 15
  Chandler, Arizona 84244

Michael A. Roth and Brian J. Stark .......................................         788,200                 9.0%
  1500 West Market Street
  Mequon, Wisconsin 53092 (5)

Tony Cid (4)(6)...........................................................          16,963               *

David E. Hill (4).........................................................           9,029               *

Raford S. Hargrove, Jr. (4)...............................................          15,483               *

Paul T. Horn (4)(7).......................................................          83,500               *

Lawrence T. Martinez (4)..................................................          40,635               *

John M. Meuschke (4)......................................................           2,500               *

Manuel Sanchez (4)........................................................           4,500               *

Thomas M. Vertin (4)(8)...................................................         129,779                 1.5%

All executive officers and directors as a group (8 individuals)                    302,389                 3.4%
  (4)(6)(7)(8)............................................................

------------------------

*   Less than 1%.

(1) Includes 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Preferred Stock, which currently votes with the Common Stock on an as converted basis, and 1,827,447 shares which Fireman's Fund has agreed to purchase under right of first refusal agreements with Messrs. Hemmingson and Black. See "THE MERGER--FACTORS TO BE CONSIDERED-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Pending such purchases, Messrs. Hemmingson and Black retain sole voting power with respect to such shares (subject to footnote (2) below in the case of Mr. Hemmingson).

(2) On the basis of information contained in a Schedule 13G filed by Firstar Bank of Minnesota, N.A. ("Firstar"), with the Commission on March 7,1997, Firstar holds an irrevocable proxy to vote 1,511,166 shares of Common Stock (which includes 365,463 shares of Common Stock which could be acquired within 60 days of April 30, 1997 through the exercise of stock options) of John Hemmingson. Firstar has no power to dispose of, or direct the disposition of, and no pecuniary interest in, any of such shares of Common Stock. Firstar Corporation, as the parent holding company of Firstar may be deemed to beneficially own such shares. See footnote (1) above regarding Fireman's Fund agreement to purchase all of Mr. Hemmingson's shares.

(3) Includes 45,329 shares of Common Stock which could be acquired within 60 days of April 30, 1997 through the exercise of stock options. See footnote
    (1) above.

(4) Includes the following number of shares of Common Stock which could be acquired within 60 days of April 30, 1997 through the exercise of stock options: Mr. Vetter, 837 shares; Mr. Cid, 3,629 shares; Mr. Hill, 8,629 shares; Mr. Hargrove, 11,883 shares; Mr. Martinez, 40,000 shares; Mr. Horn, 79,500 shares; Mr. Meuschke, 1,500 shares; Mr. Sanchez, 4,500 shares; Mr. Vertin, 69,500 shares; and all directors and executive officers as a group, 219,141 shares.

(5) On the basis of information contained in a Schedule 13D filed by Messrs. Roth and Stark with the Commission on April 3, 1997, includes 394,100 shares owned by Reliant Trading and 394,100 shares owned by Shepard Trading Limited, investment entities. Messrs. Roth and Stark have shared voting and investment power with respect to such shares by virtue of their positions as members of Stark Asset Management L.L.C., the managing partner of Reliant Trading, and as investment managers of Shepard Trading Limited.

(6) Includes 6,667 shares of restricted stock, which will vest on June 23, 1997.

(7) Includes 2,000 shares of Common Stock beneficially owned by Mr. Horn's spouse.

(8) Includes 5,000 shares of Common Stock held jointly with another individual (2,500 shares of which Mr. Vertin disclaims beneficial ownership of), 3,750 shares of which are held by a corporation owned by Mr. Vertin, and 1,125 shares are held by Mr. Vertin's wife and daughters, all of which Mr. Vertin is deemed to beneficially own. With respect to 6,225 shares of Common Stock, Mr. Vertin shares investment power with another individual or individuals.

TRANSACTIONS BY CERTAIN PERSONS IN COMMON STOCK

    No transactions in the Company's Common Stock were effected by any person named in the table above during the 60 day period preceding the date of this Proxy Statement.

                   MANAGEMENT OF THE COMPANY, FIREMAN'S FUND
                           AND THE MERGER SUBSIDIARY

    Certain information concerning the directors and executive officers of the Company, Fireman's Fund and the Merger Subsidiary is set forth below. Unless otherwise indicated, each such person is a citizen of the United States and the address of each such person is that of the Company, Fireman's Fund or the Merger Subsidiary, as the case may be. Such addresses are set forth under the caption "SUMMARY--The Company" and "--Fireman's Fund."

THE COMPANY

    The names, ages, principal occupations and employment history for the past five years of the members of the directors and executive officers of the Company are set forth below.

    PAUL T. HORN, 53, has been Chairman of the Board of Directors since March 1996, and a Director since June 1994. He has been the Chief Operating Officer of R.D. Offutt Company, which provides a variety of agribusiness services and products to rural communities, since 1985. He has been President, Chief Operating Officer and a Director of RDO Equipment Corp., which owns and operates John Deere industrial and agricultural stores in the United States, since August 1996. He also serves as a Director of Northern Grain Company, a regional grain elevator.

    LAWRENCE T. MARTINEZ, 34, has been the Chief Executive Officer and a Director of the Company since August 1996. He was Acting Chief Executive Officer from June 1996 to August 1996, and was with the law firm of Dorsey & Whitney LLP from November 1990 to June 1996.

    JOHN M. MEUSCHKE, 51, has held various positions at Fireman's Fund since 1968, and is currently Senior Vice President of Fireman's Fund Insurance Company. He has been a Director of the Company since July 1996.

    MANUEL SANCHEZ, 52, has been a Director of the Company since June 1994. He has been the Chief Executive Officer of Tower Health, a health maintenance organization, since February 1997. He had a private law practice from May 1996 to February 1997, and served as President and Chief Executive Officer of Gulf Atlantic Life Insurance Company from 1991 to May 1996.

    THOMAS M. VERTIN, 50, has been Vice Chairman of the Board of Directors since March 1996, and has been a Director since October 1994. He has been the owner and operator of Vertin Company, a business management firm with a variety of commercial business and real estate interests, primarily involving multi-state funeral homes, since its inception in 1981. He is also a partner in The Coveda Company, a management firm that operates Hardee's restaurants in Minnesota, North Dakota and South Dakota.

    TONY CID, 35, has been the Senior Vice President of the Company since April 1994. He held various positions with Continental Insurance Companies from March 1989 to February 1994.

    RAFORD S. HARGROVE, JR., 28, has been President of Crop Growers Software, Inc. since October 1994. He was General Manager of Crop Growers Software, Inc. from January 1991 to October 1994, and was a Director of the Company from October 1994 to July 1996.

    DAVID E. HILL, 34, has been Chief Financial Officer of the Company since December 1995, and Secretary and Treasurer since May 1996. He served as Chief Accounting Officer from March 1995 to December 1995, and Vice President and Controller of Insurance Company Operations from September 1994 to March 1995. He was with the accounting firm of KPMG Peat Marwick LLP from January 1985 to September 1994.

FIREMAN'S FUND AND AFFILIATES

    Fireman's Fund is a wholly owned subsidiary of AZOA, and AZ AG holds 90% of the voting securities of AZOA. See "SUMMARY--Fireman's Fund.

    FIREMAN'S FUND. The names, principal occupations and employment history for the past five years of the directors and executive officers of Fireman's Fund are set forth below. Mr. Hansmeyer and Dr. Schulte-Noelle are German citizens. Dr. Schulte-Noelle's address is K(3)niginstrasse 28, 80802 Munich Federal Republic of Germany, and Mr. Marks' address is 55 Green Farms Road, Westport, Connecticut 06881.

    GARY E. BLACK, Director; President, Claims Division, since 1997; Executive Vice President of Fireman's Fund since 1987.

    HERBERT HANSMEYER, Director and Chairman of the Board since 1991; Member of the Board of Management of AZ AG since 1994.

    DAVID R. POLLARD, Director; Executive Vice President of Fireman's Fund.

    JEFFREY H. POST, Director; Executive Vice President, Chief Financial Officer and Actuary of Fireman's Fund since 1994; Senior Actuary with St. Paul Companies Inc. from 1985 to 1994.

    THOMAS E. ROWE, Director; Executive Vice President of Fireman's Fund since 1993; Senior Vice President from 1987 to 1993.

    DR. HENNING SCHULTE-NOELLE, Director; Chairman of the Board of Management of AZ AG and Director, President and Chief Executive Officer of AZOA since 1991.

    JOE L. STINNETTE, JR., Director; President and Chief Executive Officer of Fireman's Fund since 1994; Chief Administrative Officer from 1991 to 1994; Director of AZOA since 1994.

    DAVID P. MARKS, Executive Vice President of Fireman's Fund; Director, Secretary and Assistant Treasurer of AZOA since 1991.

    HAROLD N. MARSH, III, Senior Vice President and Treasurer of Fireman's Fund since 1991.

    THOMAS A. SWANSON, Senior Vice President and General Counsel of Fireman's Fund since 1988; Corporate Secretary since 1993.

    AZOA. The names and, unless already set forth under "--Fireman's Fund" above, the principal occupations and employment history for the past five years of the directors and executive officers of AZOA are set forth below. Mr. Hansmeyer and Drs. Schulte-Noelle, Breipohl and Schinzler are German citizens. The address of Mr. Hansmeyer and Drs. Schulte-Noelle and Breipohl is Koniginstrasse 28, 80802 Munich Federal Republic of Germany; the address of Messrs. Clark and Marks is 55 Green Farms Road, Westport, Connecticut 06881; the address of Mr. Stinnette is 777 San Marin Drive, Novato, California 94998; the address of Mr Anderson is 1750 Hennepin Avenue, Minneapolis, Minnesota 55403; and the address of Dr. Schinzler is 500 Lexington Avenue, New York, New York 10022.

    DR. HENNING SCHULTE-NOELLE, Director, President and Chief Executive Officer.

    LOWELL C. ANDERSON, Director.

    DR. DIETHART BREIPOHL, Director; Member of the Board of Management of AZ AG.

    HERBERT HANSMEYER, Director.

    DAVID P. MARKS, Director, Secretary and Assistant Treasurer.

    DR. HANS JURGEN SCHINZLER, Director.

    JOE L. STINNETTE, JR., Director.

    RONALD M. CLARK, Treasurer and Assistant Secretary.

    AZ AG. The names and, unless already set forth under "--Fireman's Fund" or --AZOA" above, the principal occupations and employment history for the past five years of the members of the Board of Management of AZ AG are set forth below. With the exception of Dr. Gavazzi, who is an Italian citizen, all of the named individuals are German citizens. The address of each of the named individuals is Koniginstrasse 28, 80802 Munich Federal Republic of Germany.

    DR. HENNING SCHULTE-NOELLE, Chairman of the Board of Management.

    DETLAV BREMKAMP, Member.

    DR. REINER HAGEMANN, Member.

    DR. GERHARD RUPPRECHT, Member.

    DR. DIETHART BREIPOHL, Member.

    DR. ROBERTO GAVAZZI, Member since 1994; Chairman of the Board of Riunione Adriatica di Sicurata since 1991; Chairman of the Board of Allianz Via Assurances since 1993.

    HERBERT HANSMEYER, Member.

THE MERGER SUBSIDIARY

    The names and, unless already set forth under "--Fireman's Fund" above, principal occupations and employment history for the past five years of the directors and executive officers of The Merger Subsidiary are set forth below.

    HAROLD N. MARSH, III, Director and Senior Vice President and Treasurer.

    JEFFREY H. POST, Director and Executive Vice President, Chief Financial Officer and Actuary.

    JOE L. STINNETTE, JR., Director and Chairman of the Board, President and Chief Executive Officer.

    THOMAS A. SWANSON, Senior Vice President, General Counsel and Corporate Secretary.

    RICHARD G. WARREN, Senior Vice President and Controller.

CERTAIN PROCEEDINGS

    On January 21, 1997, the Company entered a NOLO CONTENDERE plea to two charges in the matter of UNITED STATES OF AMERICA V. CROP GROWERS CORPORATION, JOHN J. HEMMINGSON AND GARY A. BLACK (Crim. No. 96-0181 (GK)), filed in the United States Federal District Court in Washington, D.C. The case was brought against the Company by the Independent Counsel appointed to investigate former United States Secretary of Agriculture Mike Espy. The Company paid a fine in the amount of $2 million. The counts with respect to which the Company entered its plea alleged conspiracy to make and conceal illegal campaign contributions and the making and keeping of false records and accounts under provisions of the Securities and Exchange Act of 1934. A nolo contendere plea is neither an admission nor a denial of guilt.

    Except as described in the preceding paragraph, during the past five years, neither the Company, Fireman's Fund, AZOA, AZ AG, the Merger Subsidiary, nor any of the individuals named above with respect to those entities has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws of finding any violation with respect to such laws.

                             STOCKHOLDER PROPOSALS

    In the event the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the 1997 annual meeting of stockholders must be received by the Company at its principal executive offices not later than May , 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholders should mail any proposals by certified mail return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of December 31, 1996, December 31, 1995, and December 31, 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants.

    A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and its Current Reports on Form 8-K dated January 3, 1997, January 21, 1997 and February 28, 1997 as filed by the Company with the Commission (Commission File No. 0-23830), are incorporated by reference into this Proxy Statement.

    All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) or the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Copies of the documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request from David
E. Hill, Chief Financial Officer, Crop Growers Corporation, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210 (telephone (913) 338-7800).

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov. The Company's Common Stock is listed and traded on the Nasdaq National Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

    This Proxy Statement contains information disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers and their affiliates. At the time the Company and Fireman's Fund entered into the March 5 Agreement, Fireman's Fund owned 10,000 shares of the Company's Preferred Stock, which, on an as converted basis, represented 8.6% of the combined voting power of the Company's Common Stock and Preferred Stock. At such time, Fireman's Fund had the right to acquire from Messrs. Hemmingson and Black 1,827,447 shares of Common Stock, which, together with the Preferred Stock, represented 29.6% of such combined voting power, but the exercise of such right was subject to the Company's consent. Although neither the Company nor Fireman's Fund believes that

Fireman's Fund or the Merger Subsidiary was then an "affiliate" of the Company within the meaning of Rule 13e-3(a)(1) of the Exchange Act, and both Fireman's Fund and the Merger Subsidiary deny being affiliates of the Company at the time the March 5 Agreement was entered into, Fireman's Fund, the Merger Subsidiary and the Company are filing a Rule 13e-3 Transaction Statement ("Schedule 13E-3") with the Commission to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

                                          By Order of the Board of Directors

                                          David E. Hill

                                          SECRETARY

Overland Park, Kansas

May   , 1997

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "AGREEMENT") dated May 1, 1997 is entered into among CROP GROWERS CORPORATION, a Delaware corporation (the "COMPANY"), FIREMAN'S FUND INSURANCE COMPANY, a California corporation (the "BUYER"), and CG ACQUISITIONS CORP., a Delaware corporation and direct subsidiary of the Buyer (the "BUYER SUBSIDIARY").

    The Company and the Buyer entered into a binding acquisition agreement dated March 5, 1997 (the "ACQUISITION AGREEMENT") pursuant to which the parties agreed that an affiliate of the Buyer would merge into the Company, with the Company being the surviving corporation, in which (i) the common stockholders of the Company will be entitled to receive cash in the amount of $10.25 per share upon surrender of the relevant stock certificate following the closing, (ii) the holders of options to acquire common stock of the Company will receive a cash settlement equal to the spread (if any) represented by each option, based on such price per share, and (iii) the Buyer or an affiliate of the Buyer will become the holder of all the outstanding common stock and rights to acquire common stock of the Company.

    The Acquisition Agreement contemplates that Implementation Agreements (as defined therein) will be entered into to carry out the acquisition contemplated thereby. This Agreement is such an Implementation Agreement.

    The Company's outstanding capital stock consists of two classes: (i) common stock, par value $0.01 per share (the "COMMON STOCK"), and (ii) Series A Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK").

    The Buyer Subsidiary's outstanding capital stock consists of common stock, $1.00 per share (the "BUYER SUBSIDIARY COMMON STOCK").

    NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1.  THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Buyer Subsidiary shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Buyer Subsidiary shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

    1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger (the "CLOSING") shall take place within 5 business days after the satisfaction or waiver (the party or parities entitled to waive) all conditions to Closing set forth in this Agreement. The date on which the Closing occurs is herein called the "CLOSING DATE."

    1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Sections 12 and 13 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Section 14, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificates of Merger by the Secretary of State of Delaware in accordance with the DGCL (the "EFFECTIVE TIME").

SECTION 2.  THE SURVIVING CORPORATION

    2.1 ARTICLES OF INCORPORATION. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

    2.2 BYLAWS. The Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

    2.3 BOARD OF DIRECTORS. The Board of Directors of the Surviving Company will consist of individuals designated by the Buyer on or before the Effective Time.

    2.4 OFFICERS. The officers of the Surviving Company will consist of individuals designated by the Buyer on or before the Effective Time.

SECTION 3.  CONVERSION OF SECURITIES

    3.1 CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of the Company:

        (a) BUYER SUBSIDIARY CAPITAL STOCK. Each issued and outstanding share of Buyer Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share of the Surviving Corporation.

        (b)  COMPANY CAPITAL STOCK.

            (i) COMMON STOCK. Each issued and outstanding Share (a "SHARE") of the Common Stock (other than any Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS") and other than any Shares held by the Buyer or the Buyer's designee) shall be converted into the right to receive $10.25 in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 3.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such certificate in accordance with
Section 3.2, without interest, or, in the case of Dissenting Stockholders, the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

            (ii) COMMON STOCK HELD BY THE BUYER. All Shares of Common Stock held by the Buyer or the Buyer's designee shall be canceled.

            (iii) PREFERRED STOCK. Each issued and outstanding share of the Preferred Stock shall continue as an identical share of preferred stock of the Surviving Corporation.

        (c) CANCELLATION OF TREASURY STOCK. All Shares that are owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    3.2  SURRENDER OF CERTIFICATES.

        (a) PAYING AGENT. Prior to the Effective Time, the Buyer shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") to receive the funds to which the holders of the Shares shall become entitled pursuant to Section 3.1(b)(i). The Buyer shall pay the Merger Consideration under Section 3.1(b)(i) to the Paying Agent on or before the date on which the Effective Time occurs. All interest earned on such funds shall be paid the Surviving Corporation.

        (b) SURRENDER PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose shares were converted pursuant to Section 3.1(b)(i) into the right to receive the Merger Consideration
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may by appointed by the Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requested in such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2. The right of any holder of Shares to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

        (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN THE SHARES. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

        (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. In no event shall the Buyer, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder thereof or such holder's duly authorized attorney-in-fact, the Surviving Company may pay, or authorize the Paying Agent to pay, the Merger Consideration with respect thereto, subject to
Section 3.2(d) if applicable, PROVIDED, HOWEVER, that the Board of Directors of the Surviving Company may, it its discretion and as a condition precedent to the payment thereof, require the registered holder(s) and/or beneficial owner(s) of such Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, the Company, the Buyer or the Buyer Subsidiary with respect to the Certificate alleged to have been lost, stolen or destroyed.

    3.3 DISSENTER'S RIGHTS. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of such holder's Shares, as provided in Section 262 of the DGCL, the Company shall give the Buyer and Buyer Subsidiary notice thereof and the Buyer and Buyer Subsidiary shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer or the Buyer Subsidiary, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.1(b)(i).

    3.4 COMPANY STOCK PLANS. On the Effective Time, (i) cause each outstanding stock option (the "OPTIONS") to purchase Shares granted under the Company's option arrangements set forth in Section 8(b) of the Company's disclosure schedule delivered concurrently with the Acquisition Agreement (the "DISCLOSURE SCHEDULE"), whether or not then exercisable or vested, will become fully exercisable and vested. The Company will cause each Option that is then outstanding to be canceled as of the Effective

Time. In consideration of such cancellation, and except that the Buyer or the Buyer Subsidiary and the holder of any such Option otherwise agree, the Buyer will cause the Company (or, at the Buyer's option, the Buyer Subsidiary) to pay such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

SECTION 4.  NO SOLICITATION, ETC.

    (a) Until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor any of its subsidiaries nor any representative of the Company or any of its subsidiaries shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement for or relating to a Third Party Transaction, or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 4(a), the Company may, in response to an unsolicited BONA FIDE offer or proposal made by a third party to it, provide information to or have discussions or negotiations with such third party; PROVIDED, HOWEVER, that if such offer or proposal is received after March 28, 1997, the Board of Directors must first make a determination in good faith, after hearing advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or BONA FIDE inquiry that the Company, any of its subsidiaries or any representative of the Company or any of its subsidiaries may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof.

    (b) "ACQUISITION PROPOSAL" means any proposed Acquisition Transaction. "ACQUISITION TRANSACTION" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "THIRD PARTY TRANSACTION" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "BENEFICIAL OWNERSHIP" and "GROUP" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    (c) The Company will use its best efforts to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Merger. The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the Board of Directors of the Company nor any committee of such Board of Directors shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend any Acquisition Proposal other than the Merger, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Merger. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal or terminate this Agreement, but in each case only concurrently with the payment of the amount required by Section 14(d) or 14(e), as applicable, and after a determination in good faith, after hearing advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. A "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment (after hearing the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

SECTION 5.  ACCESS

    The Company shall (and shall cause each of its subsidiaries to) afford to the Buyer and its agents and representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and during such period shall (and shall cause each of its subsidiaries to) furnish promptly to such parties (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities or insurance laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request, including any financial and operating data. Any such access shall commence forthwith, and shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company. The Buyer shall maintain the confidentiality of any nonpublic information received by it or its representatives pursuant to this
Section 5.

SECTION 6.  CONSENTS

    The parties hereto will use their respective reasonable best efforts to (i) obtain all material consents, authorizations, orders and approvals of or from private parties or Government Entities, required, proper or advisable in connection with this Agreement and the Merger and (ii) resolve any action, suit, proceeding or investigation which shall have been instituted or which a Government Entity shall have indicated its intention to institute which jeopardizes the Merger; PROVIDED, HOWEVER, that no party hereto shall be obligated to take any such action which, in the reasonable opinion of such party (following consultation with its counsel), would (x) have a material adverse effect on the assets, properties, liabilities, obligations, financial conditions, results of operations or business (a "MATERIAL ADVERSE EFFECT") of such party and its subsidiaries taken as a whole or (y) have a Material Adverse Effect or materially restrict or impair the effective ownership, operation or control of the Company by the Buyer following the consummation of the Merger. "GOVERNMENTAL ENTITY" means any federal, state or local governmental or regulatory agency, authority or instrumentality, whether domestic or foreign.

SECTION 7.  ANNOUNCEMENTS

    The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger, PROVIDED, HOWEVER, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Merger will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld.

SECTION 8.  INTERIM OPERATIONS

    Except as set forth on the Disclosure Schedule, or expressly required or permitted by this Agreement, from and after the date hereof until the earlier of
(i) the Effective Time or (ii) the termination of this Agreement pursuant to its terms, the Company will and will cause its subsidiaries to (w), except as otherwise agreed to by the Buyer orally or in writing, operate its businesses in the ordinary course of business, (x) not take any action or fail to take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with all applicable Departments of Insurance and similar regulatory agencies with jurisdiction over the Company,
(y) not take any extraordinary action or fail to take any action, the failure of which to be taken would be an extraordinary action, and (z) not declare, set aside or pay any dividend (other than stated dividends on the Preferred Stock) or other distribution in respect of its capital stock, whether in stock, cash, indebtedness or other Property, redeem, repurchase or otherwise acquire any of its outstanding capital stock, whether for stock, cash, indebtedness or Property, or issue any capital stock or any right to acquire, convert into or exchange for capital stock except pursuant to stock options outstanding on March 5, 1997. The Company agrees that, in the event it adopts a "rights plan," "poison pill" or similar plan or arrangement, it will include a provision expressly exempting the Buyer from the operation thereof.

SECTION 9.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Buyer and the Buyer Subsidiary that, as of the date of this Agreement:

        (a) ORGANIZATION AND QUALIFICATIONS. The Company and each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority, and all governmental permits, approvals and other authorizations, necessary to own, lease and operate its Properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").

        (b) CAPITALIZATION. The authorized capital stock of the Company is as set forth on the Disclosure Schedule. Except as set forth thereon, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth above and except as contemplated herein, there are no options or agreements relating to the issued or unissued capital stock of the Company or any subsidiary of the Company, or obligating the Company or any subsidiary to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Company or any subsidiary. There are no outstanding contractual obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary. Attached hereto as Exhibit 1 is a complete and accurate list of each holder of an option to acquire Shares, showing the number of shares and exercise price under each option.

        (c) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the stockholders of the Company as contemplated hereby (the "STOCKHOLDER APPROVAL"), to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Merger (other than the Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

        (d)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (i) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, (A) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified in Section 9(d)(ii), conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which any Property or asset of the Company or any of its subsidiaries is bound or affected, or (C) except as disclosed in the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a loss or modification adverse to the Company or its subsidiaries of any right or benefit under, give to others any right of termination, amendment, acceleration, repurchase, repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, a "CONTRACT"), to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any Property or asset of the Company or any subsidiary is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts, violations or other consequences which would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the Merger or prevent the Company from performing its obligations under this Agreement in any material respect and which, in any case, would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (ii) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity for or by any party, except (A) for applicable requirements of (l) the Exchange Act (in the case of the Company only) and the filing, of a certificate of merger under the DGCL, (2), to the knowledge of the Company on the date hereof, the state insurance holding company laws of the states previously agreed by the parties (in the case of the Buyer only) and (3) the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR ACT") and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Company from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (e) SECURITIES REPORTS AND FINANCIAL STATEMENTS. Except as set forth on the Disclosure Schedule, each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since December 31, 1995 and prior to the date hereof (as such documents have been amended prior to the date hereof, collectively the "COMPANY SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Except as set forth in the Disclosure Schedule, none of the Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent Company SEC Reports filed prior to the date hereof. The consolidated financial statements of the Company and its subsidiaries included in such reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaided interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Disclosure Schedule, since December 31, 1996, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies which (i) were incurred in the ordinary course of business after such interim date and are consistent with past practices, (ii) are disclosed in the Company SEC Reports filed after such date, or (iii) would not, individually or in the aggregate, have a Company Material Adverse Effect. Since

December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any material subsidiary.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as disclosed in any Company SEC Report or as set forth in the Disclosure Schedule, since December 31, 1996, (i) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and have not taken any action that would be inconsistent with the covenants set forth in Section 8 if they had applied during such period, and (ii) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Company Material Adverse Effect other than any developments that generally affect the industry in which the Company operates.

SECTION 10.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer hereby represents and warrants to the Company that, as of the date of this Agreement:

        (a) ORGANIZATION AND QUALIFICATIONS. The Buyer is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its Properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and its subsidiaries, taken as a whole (a "BUYER MATERIAL ADVERSE EFFECT").

        (b) AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Buyer and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Buyer, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

        (c)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (i) The execution and delivery of this Agreement by the Buyer does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not (A) conflict with or violate the certificate of incorporation or bylaws of the Buyer, (B) subject to the making of the filings and obtaining the approvals identified in
       Section 10(c)(ii), conflict with or violate any Laws applicable to the Buyer or by which any Property or asset of the Buyer is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Buyer of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Property or asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer or any Property or asset of the Buyer is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts or violations which would not prevent or delay in any material respect the consummation of the Merger, or otherwise, individually or in the aggregate, prevent the Buyer from performing its obligations under this Agreement in any material respect.

           (ii) The execution and delivery of this Agreement by the Buyer does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for or by the Buyer, except (A) for applicable requirements of (1) the insurance company holding laws of certain states and (2) the HSR Act, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Buyer from performing its obligations hereunder in any material respect.

SECTION 11.  REPRESENTATIONS AND WARRANTIES OF THE BUYER SUBSIDIARY

    The Buyer Subsidiary hereby represents and warrants to the Company that, as of the date of this Agreement:

        (a) ORGANIZATION AND QUALIFICATIONS. The Buyer Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its Properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

        (b) AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Buyer Subsidiary and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer Subsidiary is necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Buyer Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Buyer Subsidiary, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

        (c)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (i) The execution and delivery of this Agreement by the Buyer Subsidiary does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not (A) conflict with or violate the certificate of incorporation or bylaws of the Buyer Subsidiary, (B) subject to the making of the filings and obtaining the approvals identified in Section 11(c)(ii), conflict with or violate any Laws applicable to the Buyer Subsidiary or by which any Property or asset of the Buyer Subsidiary is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Buyer Subsidiary of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Property or asset of the Buyer Subsidiary pursuant to, any Contract to which the Buyer Subsidiary is a party or by which the Buyer Subsidiary or any Property or asset of the Buyer Subsidiary is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts or violations which would not prevent or delay in any material respect the consummation of the Merger, or otherwise, individually or in the aggregate, prevent the Buyer Subsidiary from performing its obligations under this Agreement in any material respect.

           (ii) The execution and delivery of this Agreement by the Buyer Subsidiary does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for or by the Buyer Subsidiary, except (A) for applicable requirements of (1) the insurance company holding laws of certain states and (2) the HSR Act, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Buyer Subsidiary from performing its obligations hereunder in any material respect.

SECTION 12.  CONDITIONS TO THE COMPANY'S OBLIGATIONS

    The obligation of the Company to consummate the Merger is subject to the satisfaction of each of the following conditions:

        (a) All waivers, consents, authorizations, orders, approvals or expiration of waiting periods required under any Law or Contract to be obtained by the Company in order to consummate the Merger shall have been obtained, except where the failure to have obtained any such waiver, consent, authorization, order or approval would not have a Company Material Adverse Effect.

        (b) The representations and warranties of the Buyer and the Buyer Subsidiary set forth herein shall be true and correct in all respects as of the date hereof, and as of the time the Merger is consummated, other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Buyer Material Adverse Effect; PROVIDED, HOWEVER, that if any of the representations and warranties are already qualified in any respect by materiality or as to a Buyer Material Adverse Effect, for purposes of this Section 12(b) such materiality or Buyer Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Buyer Material Adverse Effect set forth immediately prior to this proviso); and the Buyer and the Buyer Subsidiary shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it.

        (c) No injunction, restraining order or other order of any federal or state court which prevents the consummation of the Merger shall be in effect.

        (d) No statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent the consummation of the Merger.

        (e) The Stockholder Approval shall have been obtained.

SECTION 13.  CONDITIONS TO THE BUYER'S AND THE BUYER SUBSIDIARY'S OBLIGATIONS

    The respective obligations of the Buyer and the Buyer Subsidiary to consummate the Merger are subject to the satisfaction of each of the following conditions:

        (a) All waivers, consents, authorizations, orders, approvals or expiration of waiting periods required under any Law or Contract to be obtained by any of the parties hereto in order to consummate the Merger shall have been obtained, except where the failure to have obtained any waiver, consent, authorization, order or approval would not have a Company Material Adverse Effect or a Buyer Material Adverse Effect.

        (b) The representations and warranties of the Company set forth herein shall be true and correct in all respects as of the date hereof, and as of the time the Merger is consummated, other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; PROVIDED, HOWEVER, that if any of the representations and warranties is already qualified in any respect by materiality or as to a Company Material Adverse Effect, for purposes of this Section 13(b) such materiality or Company Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso); and the Company shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it.

        (c) No injunction, restraining order or other order of any federal or state court which prevents the consummation of the Merger shall be in effect.

        (d) No statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent the consummation of the Merger.

        (e) Except as set forth in the Disclosure Schedule, no Company Material Adverse Effect shall have occurred between March 5, 1997 and the Effective Time other than any developments that generally affect the industry in which the Company operates.

        (f) The Stockholder Approval shall have been obtained.

SECTION 14.  TERMINATION

    This Agreement shall terminate at the earlier of:

        (a) Such time as the parties shall mutually agree.

        (b) At the option of the Company, on or after December 31, 1997, if by that date all of the conditions set forth in Section 12 shall not have been satisfied or waived.

        (c) At the option of the Buyer or the Buyer Subsidiary, on or after December 31, 1997, if by that date all of the conditions set forth in
    Section 13 shall not have been satisfied or waived.

        (d) At the option of the Company in accordance with Section 4(c), provided the Company has complied with all provisions thereof, and provided further that the Company simultaneously pays to the Buyer the sum of $2.4 million plus the Buyer's out-of-pocket costs (including, without limitation, outside legal fees and expenses) and internal legal costs as the Buyer shall reasonably determine (collectively, the "TERMINATION FEE AMOUNT") in immediately available funds.

        (e) At the option of the Buyer, if (i) the Board of Directors of the Company or any committee of such Board of Directors shall have (A) withdrawn or modified its approval or recommendation of this Agreement (or the Acquisition Agreement) or the Merger, or (B) failed to recommend that the stockholders of the Company vote in favor of the Merger, or (C) approved or recommended any Acquisition Proposal other than the Merger, or (ii) the Board of Directors of the Company or any committee of such Board of Directors shall have resolved to do any of the foregoing. The Company shall promptly following termination for any of the reasons set forth in this clause (e) pay to the Buyer the Termination Fee Amount in immediately available funds.

        (f) At the option of any of the parties hereto if the stockholders of the Company do not approve the Merger.

In the event this Agreement is terminated pursuant to Section 14(f) because the Company stockholders did not approve the Merger and prior to 18 months following such termination the Company enters into a binding agreement for a Third Party Transaction, the Company shall pay to the Buyer the Termination Fee Amount in immediately available funds simultaneously with its entry into such binding agreement.

SECTION 15.  RECORD DATE

    The Company agrees that the record date for determining stockholders entitled to vote on (or give consents or exercise appraisal rights with respect to) the Merger or any Third Party Transaction will be no earlier than 10 business days after the Buyer's receipt of all required approvals under the insurance holding company laws of states with applicable jurisdiction, and the expiration of the applicable waiting period under the HSR Act, with respect to the Buyer's purchase of 1,145,703 shares of Company common stock from John J. Hemmingson and 681,774 shares of Company common stock from Gary A. Black, provided that, in the case of a Third Party Transaction, this Section 15 shall not require the Company to set a record date later than December 31, 1997. This
Section 15 shall continue in effect (with respect to any Third Party Transaction) notwithstanding any termination of this Agreement in accordance with its terms or otherwise

SECTION 16.  MISCELLANEOUS

        (a) AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, in its sole election, solely as to itself and not as to any other party hereto, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

        (b) ENTIRE AGREEMENT. This Agreement, the Consent Agreement dated March 5, 1997 and the Business Loan Agreement dated as of March 31, 1997 each between the Company and the Buyer, contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby. This Agreement supersedes the Acquisition Agreement, except for the Disclosure Schedule, which is incorporated into this Agreement. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

        (c) APPLICABLE LAW. This Agreement shall be exclusively governed by and construed in accordance with the internal laws of the State of Delaware without regard to its rules of conflicts of laws.

        (d) EXPENSES. Except as otherwise included herein, in the event the Merger contemplated hereby is not consummated for any reason, then all expenses incurred by each party will be borne by the party incurring such expenses.

        (e) DESCRIPTIVE HEADINGS, SECTION REFERENCES, DATE. The descriptive headings contained herein are for convenient reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference herein to Sections refer, unless otherwise specified, to the designated Section of this Agreement. The date of this Agreement is for identification only and is not necessarily the date on which it was entered into.

        (f) COUNTERPARTS. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

        (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by any party without prior consent of all parties hereto, provided that any party hereto may assign its rights and obligations hereunder to any affiliate to implement the Merger, provided that such affiliate agrees to be bound hereby, provided that such party remains liable hereunder, and that such assignment does not adversely effect the Merger from the perspective of the other parties.

        (h) BINDING EFFECT. This Agreement shall, subject to the terms and conditions hereof, be in all respects binding upon each of the Company and the Buyer from and after the date hereof.

        (i) SURVIVAL. None of the representations or warranties set forth in Sections 9, 10 or 11 shall survive the consummation of the Merger.

        (j) INDEMNIFICATION; INSURANCE. Following the Effective Time, the Surviving Corporation will maintain in effect all rights to indemnification existing in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "INDEMNIFIED PARTIES") as provided in its certificate of incorporation, by-laws or in indemnification agreements with the Company or any of its subsidiaries, all of which shall survive the consummation of the Merger and shall continue in full force and effect for a period of not less than four years from the Effective Time; PROVIDED, HOWEVER, that in the event any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. It is understood and agreed that the Surviving Corporation shall advance, indemnify, and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). In addition, the Surviving Corporation shall cause to be maintained in effect for not less than four years from the Effective Time any current policies of the directors' and officers' liability insurance maintained by the Surviving Corporation; PROVIDED, HOWEVER, that the Surviving

Corporation will be permitted to substitute therefor policies, issued by the Buyer or other insurers, of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Surviving Corporation prior to March 5, 1997 and if it is unable to obtain the insurance required, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount

SECTION 17.  GLOSSARY

    As used in this Agreement, the following terms have the meaning indicated:

    ACQUISITION AGREEMENT--introductory paragraphs.

    ACQUISITION PROPOSAL--Section 4(b).

    ACQUISITION TRANSACTION--Section 4(b).

    AGREEMENT--introductory paragraphs.

    BENEFICIAL OWNERSHIP--Section 4(b).

    BUYER--introductory paragraphs.

    BUYER MATERIAL ADVERSE EFFECT--Section 10(a).

    BUYER SUBSIDIARY--introductory paragraphs.

    BUYER SUBSIDIARY COMMON STOCK--introductory paragraphs.

    CERTIFICATES--Section 3.2(b).

    CLOSING--Section 1.2.

    CLOSING DATE--Section 1.2.

    COMMON STOCK--introductory paragraphs.

    COMPANY--introductory paragraphs.

    COMPANY SEC REPORTS--Section 9(e).

    COMPANY MATERIAL ADVERSE EFFECT--Section 9(a).

    CONTRACT-- ection 9(d)(i)(C).

    DGCL--Section 1.1.

    DISCLOSURE SCHEDULE--Section 3.4.

    DISSENTING STOCKHOLDERS--Section 3.1(b)(i).

    EFFECTIVE TIME--Section 1.3.

    EXCHANGE ACT--Section 4(b).

    GOVERNMENTAL ENTITY--Section 6.

    GROUP--Section 4(b).

    HSR ACT--Section 9(d)(ii)(A)(3).

    INDEMNIFIED PARTIES--Section 16(j).

    LAWS--Section 9(d)(i)(B).

    MATERIAL ADVERSE EFFECT--Section 6.

    MERGER--Section 1.1.

    MERGER CONSIDERATION--Section 3.1(b)(i).

    PAYING AGENT--Section 3.2(a).

    PERSON--a natural individual, corporation, partnership, limited liability company, trust, business trust, association or entity of any kind, including without limitation a Governmental Entity.

    PREFERRED STOCK--introductory paragraphs.

    PROPERTY--any interest in real, personal or mixed property, whether tangible or intangible, including without limitation cash.

    OPTIONS--Section 3.4.

    SEC--Section 9(e).

    SHARE--Section 3.1(b)(i).

    STOCKHOLDER APPROVAL--Section 9(c).

    SUPERIOR PROPOSAL--Section 4(c).

    SURVIVING CORPORATION--Section 1.1.

    TERMINATION FEE AMOUNT--Section 14(d).

    THIRD PARTY TRANSACTION--Section 4(b).

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger.

                                          CROP GROWERS CORPORATION

                                          By:  /s/ Lawrence T. Martinez
                                              ----------------------------------

                                          Name: Lawrence T. Martinez
                                              Title: Chief Executive Officer

                                          FIREMAN'S FUND INSURANCE COMPANY

                                          By:  /s/ Harold N. Marsh, III
                                              ----------------------------------

                                          Name: Harold N. Marsh, III
                                              Title: Senior Vice President and
                                          Treasurer

                                          CG ACQUISITIONS CORP.

                                          By:  /s/ Harold N. Marsh, III
                                              ----------------------------------

                                          Name: Harold N. Marsh, III
                                              Title: Senior Vice President and
                                          Treasurer

                                                                       EXHIBIT B

March 5, 1997

Board of Directors

Crop Growers Corporation

10895 Lowell, Suite 300

Overland Park, Kansas 66210

Gentlemen:

    Crop Growers Corporation, a Delaware corporation ("Crop Growers"), and Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), contemplate entering into an acquisition agreement (the "Acquisition Agreement"), dated as of the date hereof, providing for the acquisition by Fireman's Fund through merger of all of the issued and outstanding shares of common stock (the "Common Shares") of Crop Growers from all holders of Common Shares (the "Public Shareholders") other than Fireman's Fund and its affiliates. It is contemplated that prior to the consummation of the merger, a subsidiary of Fireman's Fund ( "Acquisition Sub") will purchase all of the Common Shares now owned by John Hemmingson and Gary Black, former Chief Executive Officer and Executive Vice President of Crop Growers, respectively, for a purchase price of $10.00 per share in cash, so that Messrs. Hemmingson and Black will not be Public Shareholders. The Acquisition Agreement provides, among other things, that at the Effective Time (as defined in the Acquisition Agreement), Acquisition Sub will be merged into Crop Growers with the Common Shares held by Public Shareholders being converted into the right to receive $10.25 per share in cash (the "Cash Consideration"). The Acquisition Agreement provides that Crop Growers will waive the standstill agreement to which Fireman's Fund is subject in order for Fireman's Fund to exercise its right of first refusal under existing agreements to purchase from Messrs. Hemmingson and Black 1,145,703 and 681,744 Common Shares, respectively, which shares represent approximately 23% of Crop Grower's outstanding Common Shares.

    You have requested Dean Witter Reynolds Inc.'s opinion ("Dean Witter"), as investment bankers, as to the fairness, from a financial point of view, of the Cash Consideration, taken as a whole, to the Public Shareholders.

    In arriving at the opinion set forth below, we have, among other things:

        (1) reviewed the Acquisition Agreement;

        (2) reviewed the Annual Report on Form 10-K and related publicly available financial information of Crop Growers for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of Crop Growers for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and the definitive Proxy Statement on Form 14A, dated May 8, 1996;

        (3) reviewed the Right of First Refusal agreements between Fireman's Fund and Messrs. Hemmingson and Black;

        (4) reviewed the Chief Financial Officer's financial model of the income statement, balance sheet and cash flow statement of Crop Growers for the quarter ended December 31, 1996 and for calendar years 1997 through 2006 created for the purpose of evaluating various financial alternatives (the "Model");

        (5) conducted discussions with members of senior management of Crop Growers concerning the past and current business, operations, assets, present financial condition and future prospects of Crop Growers;

        (6) reviewed the historical reported market prices and trading activity for Crop Growers' Common Shares;

        (7) compared certain financial information and operating statistics relating to Crop Growers with published financial information and operating statistics relating to selected public companies that we deemed to be most comparable to Crop Growers;

        (8) compared the proposed Cash Consideration with the financial terms, to the extent publicly available, of selected other recent acquisitions that we deemed to be relevant;

        (9) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of Crop Growers; and

        (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Crop Growers, or that is publicly available, and we have not independently verified such information. We also have relied upon the management of Crop Growers, as to the reasonableness and achievability of the financial results of Crop Growers as set forth in the Model (and the assumptions and bases thereof) provided to us or prepared on the basis of information and assumptions furnished to us, and with your consent we have assumed that the Model has been reasonably prepared on the basis reflecting the best currently available estimates and judgments of management as to the future operating performance of Crop Growers. We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of Crop Growers, and we have not been furnished with any such appraisal or evaluation.

    It should be noted that this opinion necessarily is based upon prevailing market conditions and other circumstances and conditions as they exist and can be evaluated at this time, and does not represent our opinion as to what the actual value of the Common Shares will be after the date hereof.

    In the past, we have acted as financial advisor to Crop Growers concerning a strategic alliance with Fireman's Fund, which included an investment by Fireman's Fund in Crop Growers, and we received a fee for our services.

    We have acted as financial advisor to the Board of Directors of Crop Growers in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the transaction.

    On the basis of, and subject to the foregoing and other matters that we consider pertinent, we are of the opinion that as of the date hereof the proposed Cash Consideration to be paid for the Common Shares of the Public Shareholders, taken as a whole, is fair, from a financial point of view, to such Public Shareholders.

                                          Very truly yours,

                                          DEAN WITTER REYNOLDS INC.

                                                                       EXHIBIT C

                           SECTION 262 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    Section 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section Section 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, however, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged PRO RATA against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY               CROP GROWERS CORPORATION
                         10895 LOWELL AVENUE, SUITE 300
                          OVERLAND PARK, KANSAS 66210

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS JUNE   , 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints Lawrence T. Martinez and David E. Hill, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Crop Growers
Corporation (the "Company") held by the undersigned on May   , 1997, at the
Special Meeting of Shareholders of the Company, to be held on June   , 1997 at
9:00 a.m. local time at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

    Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope--no postage required. Please mail promptly to save further solicitation expenses.

1.  Approval of Merger Agreement,         / / FOR the Merger       / / AGAINST the Merger           / / ABSTAIN
    dated May 1, 1997, by and among
    Crop Growers Corporation, Fire-
    man's Fund Insurance Company and
    CG Acquisitions Corp.

             (continued, and to be dated and signed, on other side)

2.  To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will be only exercised with respect to votes in favor or abstentions.)
                                             / / APPROVED               / / WITHHELD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN, UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                         SIGNATURE(S)
                                         _______________________________________
                                         _______________________________________
                                         DATED: __________________________, 1997

                                         INSTRUCTION: When shares are held by
                                         joint tenants, all joint tenants should
                                         sign. When signing as attorney,
                                         executor, administrator, trustee,
                                         custodian, or guardian, please give
                                         full title as such. If shares are held
                                         by a corporation, this proxy should be
                                         signed in full corporate name by its
                                         president or other authorized officer.
                                         If a partnership holds the shares
                                         subject to this proxy, an authorized
                                         person should sign in the name of such
                                         partnership.